UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Great Lakes Dredge & Dock Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Great Lakes Dredge & Dock Corporation

2122 York Road

Oak Brook, Illinois 60523

(630) 574-3000

April 7, 2014

To Our Stockholders:

Our Board of Directors joins me in extending to you a cordial invitation to attend the 2014 Annual Meeting of Stockholders of Great Lakes Dredge & Dock Corporation (“Great Lakes”). The meeting will be held on Wednesday, May 7, 2014, beginning at 9:00 A.M. Central Daylight Time at the DoubleTree Hotel, 1909 Spring Road, Oak Brook, Illinois 60523. The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the meeting. For additional information about Great Lakes, please see the enclosed Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

YOUR VOTE IS IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. On behalf of the Board of Directors, I urge you to please sign, date and return the Proxy in the enclosed postage-paid envelope. Please return the Proxy as soon as possible, even if you now plan to attend the Annual Meeting. This will not prevent you from voting in person, but it will ensure that your vote is counted if you are unable to attend the meeting.

Thank you for your interest and investment in Great Lakes.

Sincerely,

Nathan D. Leight

Chairman of the Board of Directors

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

MAY 7, 2014

TO THE STOCKHOLDERS OF GREAT LAKES DREDGE & DOCK CORPORATION:

Notice is hereby given that the Annual Meeting of Stockholders of Great Lakes Dredge & Dock Corporation will be held on Wednesday, May 7, 2014, beginning at 9:00 A.M. Central Daylight Time at the DoubleTree Hotel, 1909 Spring Road, Oak Brook, Illinois 60523 for the following purposes:

1.	To elect as directors the two nominees named in the attached proxy statement to serve for three-year terms expiring at the 2017 Annual Meeting of Stockholders and to hold office until their respective successors are elected and qualified or until their earlier death, disqualification, resignation or removal;

2.	To ratify Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2014;

3.	To approve, on a non-binding advisory basis, the Company’s executive compensation; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournments of the Annual Meeting.

Only holders of record of common stock as of the close of business on March 14, 2014 are entitled to notice of and to vote at the Annual Meeting and any adjournments of the Annual Meeting.

In accordance with Delaware law, a list of the holders of common stock entitled to vote at the 2014 Annual Meeting will be available for examination by any stockholder for at least 10 days prior to the Annual Meeting for any purpose germane to the Annual Meeting. The list may be reviewed during ordinary business hours at our main office, located at 2122 York Road, Oak Brook, Illinois 60523.

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH NEEDS NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU LATER DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS EXERCISED.

By Order of the Board of Directors,

Maryann A. Waryjas

Corporate Secretary

Oak Brook, Illinois

April 7, 2014

i

Great Lakes Dredge & Dock Corporation

2122 York Road

Oak Brook, Illinois 60523

(630) 574-3000

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 7, 2014

This proxy statement and accompanying proxy card were mailed on or about April 7, 2014 to all stockholders entitled to vote at the Annual Meeting.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

The enclosed proxy materials are being sent to you in connection with the solicitation of the enclosed proxy by the Board of Directors of Great Lakes Dredge & Dock Corporation for use at the 2014 Annual Meeting of Stockholders and at any adjournments of the meeting, sometimes referred to as the “Annual Meeting” or the “2014 Annual Meeting” in this proxy statement. Throughout this proxy statement when the terms “Great Lakes,” the “Company,” “we,” “our,” “ours” or “us” are used, they refer to Great Lakes Dredge & Dock Corporation and its subsidiaries. We sometimes refer to our Board of Directors as the “Board.”

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 7, 2014

The Great Lakes Dredge & Dock Corporation Proxy Statement and Annual Report to

Stockholders for the year ended December 31, 2013 are available at http://investor.gldd.com.

Where will the Annual Meeting be held?

The 2014 Annual Meeting will be held on Wednesday, May 7, 2014, at 9:00 A.M. Central Daylight Time, at the DoubleTree Hotel, 1909 Spring Road, Oak Brook, Illinois 60523 to consider the matters set forth in the Notice of Annual Meeting of Stockholders.

What materials are being sent along with this Proxy Statement?

This proxy statement is being sent along with our Annual Report to Stockholders for the year ended December 31, 2013 (which is not part of the soliciting materials) and the proxy card.

Who is entitled to vote at the Annual Meeting?

Only stockholders of record of our common stock, par value $0.0001 per share, at the close of business on March 14, 2014 will be entitled to vote at the 2014 Annual Meeting. As of this record date, there were a total of 59,758,614 shares of our common stock outstanding, each share being entitled to one vote. There is no cumulative voting.

How many votes must be present to hold the Annual Meeting?

The presence at the 2014 Annual Meeting, in person or by proxy, of the holders of a majority of the shares of our outstanding common stock will constitute a quorum for the transaction of business at the Annual Meeting. If a quorum is not present or represented at the Annual Meeting, the stockholders entitled to vote at the Annual Meeting, present in person or represented by proxy, will have the power to adjourn the Annual Meeting without notice, other than the announcement at the Annual Meeting of such adjournment, until a quorum shall be present or represented.

Even if you plan to attend the Annual Meeting, in order to ensure the presence of a quorum at the Annual Meeting, please vote your shares in accordance with the instructions described below. Abstentions and broker non-votes are counted as present for purposes of establishing a quorum. A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Shares owned by Great Lakes are not voted and do not count for quorum purposes.

Who is the record holder and what if the shares are held through a broker?

If you are the registered holder of shares, then you are the record holder of those shares, and you should vote your shares as described in the next section.

If you own shares through a broker, the registered holder of those shares is the broker or its nominee. Such shares are often referred to as being held in “street name,” and you, as the beneficial owner of those shares, do not appear in our stock register. For street name shares, there is a two-step process for distributing our proxy materials and tabulating votes. Brokers inform us how many of their clients own common stock in street name, and the broker forwards our proxy materials to those beneficial owners. If you receive our proxy materials from your broker, including a voting instruction form, you should vote your shares by following the procedures specified on the voting instruction form. Shortly before the Annual Meeting, your broker will tabulate the votes it has received and submit a proxy card to us reflecting the aggregate votes of the street name holders. If you plan to attend the Annual Meeting and vote your street name shares in person, you should contact your broker to obtain a broker’s proxy card and bring it to the Annual Meeting.

Under current rules governing brokers registered with the New York Stock Exchange, if you do not instruct your broker how to vote, your broker will have discretionary voting power for ratification of Deloitte & Touche LLP as our independent registered public accounting firm (Proposal 2), but would not have discretionary voting power for the election of directors (Proposal 1) or the advisory vote on executive compensation (Proposal 3).

How do record holders vote their shares?

You can vote at the Annual Meeting in person or by proxy. We recommend that you vote by proxy even if you plan to attend the Annual Meeting. You can always attend the Annual Meeting and revoke your proxy by voting in person.

There are three ways to vote by proxy:

•	by telephone—You can vote by touch tone telephone by calling toll-free 1 (866) 894-0537 and following the instructions on our proxy card;

•	by Internet—You can vote by Internet by going to the website www.cstproxyvote.com and following the instructions on our proxy card; or

•	by mail—You can vote by mail by completing, signing, dating and mailing our enclosed proxy card in the pre-addressed, postage-paid envelope provided.

Votes submitted by telephone or electronically over the Internet must be received by 7:00 P.M., Eastern Daylight Time, on May 6, 2014.

By giving us your proxy, you are authorizing the individuals named on our proxy card, the proxies, to vote your shares in the manner you indicate. You may:

•	vote for the election of our director nominees; or

•	withhold authority to vote for our director nominees.

You may vote “FOR” or “AGAINST” or “ABSTAIN” from voting on the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2014 and the approval of the non-binding resolution to approve the Company’s executive compensation.

What if I do not vote for some of the matters listed on the proxy?

If you sign and return your proxy without indicating your instructions, your shares will be voted FOR:

•	our two director nominees;

•	the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2014; and

•	approval of the advisory vote on the Company’s executive compensation.

How can I revoke my proxy after it is submitted?

A stockholder may revoke a proxy at any time prior to its exercise:

•	by giving to our Corporate Secretary a written notice of revocation of the proxy’s authority, such notice to be delivered to our principal executive office;

•	by submitting a duly executed proxy bearing a later date; or

•	by attending the 2014 Annual Meeting and voting in person.

Who pays the cost of solicitation of proxies for the Annual Meeting?

We are paying the costs for the solicitation of proxies, including the cost of preparing and mailing this proxy statement. Proxies are being solicited primarily by mail, but the solicitation by mail may be followed-up by solicitation in person, or by telephone or facsimile, by our regular employees without additional compensation for such proxy solicitation activity. We will reimburse brokers, banks and other custodians and nominees for their reasonable out-of-pocket expenses incurred in sending proxy materials to our stockholders. We have also engaged Morrow & Co., LLC to assist in the solicitation of proxies for a fee of approximately $7,500, plus reimbursement for out-of-pocket expenses.

Who should I contact with questions?

Please contact Morrow & Co., LLC, our solicitation agent, at the phone number or address listed below with any questions regarding the Annual Meeting.

Morrow & Co., LLC

470 West Avenue—3rd Floor

Stamford, CT 06902

Banks and Brokerage Firms, please call (203) 658-9400

Stockholders, please call (800) 607-0088

How many votes are necessary for the election of the nominees to the Board of Directors?

The nominees for director for a three-year term will be elected provided that they receive the affirmative vote of a plurality of shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. This means that, if a quorum is present, because only two directors are nominated for election at the annual meeting, the nominees will be elected to serve as director as long as they each receive at least one affirmative vote. Withholding authority to vote for a director nominee is the equivalent of abstaining from the vote. Abstentions and broker non-votes are not counted as votes cast for the purposes of the election of directors.

How many votes are necessary to ratify the appointment of our proposed independent registered public accounting firm for 2014?

Deloitte & Touche LLP will be ratified as our independent registered public accounting firm for the year ending December 31, 2014 provided the proposal receives the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will be treated as being present and entitled to vote on the matter and, therefore, will have the effect of votes against the proposal.

How many votes are necessary for the approval of the advisory resolution regarding the Company’s executive compensation?

The advisory resolution regarding the compensation of our named executive officers will be approved provided the proposal receives the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will be treated as being present and entitled to vote on the matter and, therefore, will have the effect of votes against the proposed resolution. A broker non-vote is treated as not being entitled to vote on the matter and, therefore, is not counted for purposes of determining whether the proposal has been approved. Although the outcome of this advisory vote on the compensation of our named executive officers is non-binding, the Compensation Committee and our Board will review and consider the outcome of this vote when making future compensation decisions for our named executive officers.

What other matters will be acted upon at the Annual Meeting?

As of the date of this proxy statement, our Board of Directors does not know of any business that will be presented for consideration at the 2014 Annual Meeting other than the matters described in this proxy statement. If any other matters are properly brought before the Annual Meeting, the persons named in the enclosed proxy card will vote the proxies in accordance with their best judgment.

What is householding and how does it affect me?

Some banks, brokers, and other record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and 2013 annual report on Form 10-K may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of these documents to you if you contact the Broadridge Householding Department at the following address:

Broadridge Householding Department

51 Mercedes Way

Edgewood, NY 11717

Toll-Free Number: 1-800-542-1061

If you want to receive separate copies of our proxy statements and annual reports on Form 10-K in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other record holder, or you may contact Broadridge at the address and phone number shown.

PROPOSAL 1—ELECTION OF DIRECTORS

Set forth below are the names, years of birth, positions and biographies of our directors as of April 7, 2014. The Board of Directors, at the recommendation of its independent directors, has nominated the two directors identified below for re-election to the Board of Directors for three-year terms expiring at the 2017 Annual Meeting of Stockholders and to hold office until their respective successors are elected and qualified or until their earlier death, disqualification, resignation or removal:

Name	Position
Carl A. Albert	Non-employee Director
Jonathan W. Berger	Chief Executive Officer and Director
Stephen H. Bittel	Non-employee Director
Peter R. Deutsch*	Non-employee Director
Denise E. Dickins	Non-employee Director
Nathan D. Leight*	Non-employee Director and Board Chair
Douglas B. Mackie**	Non-employee Director
Jason G. Weiss	Non-employee Director

*	Director nominated for election at the 2014 Annual Meeting.

**	Director retiring following expiration of term at the 2014 Annual Meeting.

Composition of the Board of Directors

Our Board is currently composed of eight members divided into three classes. The members of each class are elected to serve three-year terms with the term of office of each class ending in successive years. Messrs. Deutsch, Leight and Mackie are members of the class whose term expires at the 2014 Annual Meeting. Messrs. Bittel and Weiss and Ms. Dickins are members of the class whose term expires at the 2015 Annual Meeting, and Messrs. Albert and Berger are members of the class whose term expires at the 2016 Annual Meeting.

The Board has nominated Messrs. Deutsch and Leight for re-election and the nominees have indicated a willingness to serve. Mr. Mackie provided notice of his retirement following the expiration of his term at the 2014 Annual Meeting and will not be nominated for re-election. Our Board has not filled the vacancy in this class of directors, nor reduced the size of this class of directors or the Board. Proxies, however, may not be voted for more than two nominees. The Board is currently considering whether to add a director to the class of directors whose term expires at this Annual Meeting or whether to add a director to a different class of directors. The members of the two other classes of directors will continue in office for their existing terms. Upon the expiration of the term of a class of directors, the nominees for such class generally will be elected for three-year terms at the Annual Meeting of Stockholders held in the year in which such term expires.

The persons named as proxies in the enclosed proxy card will vote the proxies received by them for the election of Messrs. Deutsch and Leight, unless otherwise directed. In the event that a nominee becomes unavailable for election at the Annual Meeting, the persons named as proxies in the enclosed proxy card may vote for a substitute nominee at their discretion as recommended by the Board.

Family Relationships

Two of our directors, Jonathan W. Berger, our Chief Executive Officer, and Nathan D. Leight, our Board Chair, are cousins. In addition, Kathleen M. LaVoy, our Vice President, General Counsel—Dredging Operations and Assistant Secretary, is the daughter of Douglas B. Mackie, one of our directors who is retiring following expiration of his term at the 2014 Annual Meeting.

Agreements with Respect to Nominees

There are no agreements with respect to the nominees for director.

Vote Required and Recommendation

The nominees for director will be elected for three-year terms provided that they receive the affirmative vote of a plurality of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. This means that, if a quorum is present, the two persons receiving the greatest number of votes at the Annual Meeting will be elected to serve as directors. As a result, withholding authority to vote for a director nominee, abstentions and broker non-votes with respect to the election of directors will not affect the outcome of the election of directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE ABOVE NAMED NOMINEES TO THE BOARD OF DIRECTORS.

Nominees For Election at the 2014 Annual Meeting

Peter R. Deutsch
Age: 57 (b. 1957)
Director since: 2006
Term expires: 2014

Great Lakes Committees:

•	Audit Committee

•	Nominating and Corporate Governance Committee

Business Experience:

Mr. Deutsch has been an attorney in private practice since 1983. He was a member of the Board of Directors of Aldabra Acquisition Corporation from Aldabra’s inception in 2004 until the completion of the Aldabra merger with Great Lakes. Mr. Deutsch was a member of the United States House of Representatives from January 1993 until January 2005 representing the 20th Congressional District of Florida. He served on the House Energy and Commerce Committee from January 1994 until January 2005. He was the Ranking Democrat on the Oversight and Investigations Subcommittee during the 104th, 107th and 108th Congresses. Mr. Deutsch was the Ranking Democrat in the investigations of Enron Corporation, Martha Stewart Living Omnimedia Inc., Bridgestone/Firestone Tires and the conflict of interest abuses at the National Institutes of Health. He was also a member of the subcommittees on Telecommunications and the Internet, the Environment and Hazardous Materials and Consumer Trade and Protection. Prior to serving in Congress, Mr. Deutsch served in the Florida House of Representatives from November 1982 until November 1992, where he served on the Veterans Affairs Committee, the Health Care Committee and the Criminal Justice Committee, and as Chairman of the Insurance Committee.

Education:

•	B.S., Swarthmore College

•	J.D., Yale University Law School

Public Directorships (other than Great Lakes):

•	None

Skills and Qualifications:

•

Government/Public Policy.    Extensive elected governmental experience, including leadership positions in both the Florida Legislature and the United States Congress; his Congressional District included several ports and one of the largest coastlines of any Congressional District in the United States and in Congress he was a leader in several successful major infrastructure appropriation projects.

•	Business Ethics. Experience investigating corporate fraud and conflict of interest abuses.

•	Legal Expertise.

Nathan D. Leight
Age: 54 (b. 1959)
Director since: 2006
Term expires: 2014

Great Lakes Committees:

•	Nominating and Corporate Governance Committee (Chair)

Business Experience:

Mr. Leight has served as a director of the Company since 2006 and was elected Board Chair in March 2011. Mr. Leight is the Senior Managing Member of Terrapin Partners LLC, a private investment management firm focused on private equity investing, and the managing member and chief investment officer of Terrapin Asset Management LLC, which manages alternative investment vehicles, including hedge funds, venture partnerships, and multi-manager hedge fund portfolios. Mr. Leight served as a member of the Board of Directors of Aldabra Acquisition Corporation from Aldabra’s inception in 2004 until the completion of the Aldabra merger with Great Lakes. From 2007 until 2008, Mr. Leight was the Chairman of Aldabra 2 Acquisition Corporation. In 2008, Aldabra 2 acquired the paper and packaging assets of Boise Cascade, LLC (now Boise Inc.). Previously, Mr. Leight served as chief executive officer of e-STEEL LLC, an internet-based steel marketplace, as chief executive officer of VastVideo, Inc., a special interest video content and technology provider, and as a director of both Boise Inc. and TradeStation Group, Inc.

Education:

•	A.B., Harvard College (cum laude)

Public Directorships (other than Great Lakes):

•	Boise Inc.—a leading manufacturer of packaging and paper products (2007—2012)

•	TradeStation Group, Inc.—on-line brokerage firm serving active trader and certain institutional trader markets (2009—2011)

Private Directorships:

•	Jerusalem Foundation, Inc. (USA)

•	Adrienne Arsht Center for the Performing Arts of Miami-Dade County

Skills and Qualifications:

•	Private Equity, Investment and Asset Management. Over 25 years of experience in asset and hedge fund management, venture capital, and private equity investing.

•	Corporate Governance. Experience in nominating and compensation committees of other publicly traded companies.

Directors Whose Term Will Continue Following the 2014 Annual Meeting

Carl A. Albert
Age: 72 (b. 1942)
Director since: 2010
Term expires: 2016

Great Lakes Committees:

•	Audit Committee

•	Compensation Committee

Business Experience:

Since 2000, Mr. Albert has served as Board Chair and Chief Executive Officer of Fairchild Venture Capital Corporation, a private investment firm. From 1990 to 2000, he was the majority owner, Chairman and Chief Executive Officer of Fairchild Aerospace Corporation and Fairchild Dornier Luftfahrt, GmbH, both aircraft manufacturers. After providing start-up venture capital, he served from 1981 to 1988 as the Board Chair and Chief Executive Officer of Wings West Airlines, a regional airline that was acquired in 1988 by AMR Corporation, the parent of American Airlines. Mr. Albert also served as Board Chair of Boise, Inc. for five years until October 2013 when Boise, Inc. was acquired by Packaging Corporation of America for an aggregate transaction value of $1.995 billion. Earlier in his career, he was an attorney practicing business, real estate and corporate law.

Education:

•	B.A., University of California at Los Angeles

•	L.L.B., University of California at Los Angeles School of Law

Public Directorships (other than Great Lakes):

•	Boise Inc.—a leading manufacturer of packaging and paper products (2007—2013)

Private Directorships:

•	Fairchild Venture Capital Corporation, a private investment firm (2000—present)

Skills and Qualifications:

•	Management Experience. Over the last three decades, Mr. Albert has been the CEO of several businesses in the transportation and transportation manufacturing industries.

•	Corporate Governance. Served on several public boards, including as Chair of another publicly traded company.

•	International. Particular experience in European companies and transactions.

•	Finance/Capital Allocation/Strategy. Experience in other capital-intensive industries, and in other service industries.

Jonathan W. Berger
Age: 55 (b. 1959)
Director since: 2006
Term expires: 2016

Business Experience:

Mr. Berger has served as the Company’s Chief Executive Officer since September 2010. He was a member of the Board of Directors of Aldabra Acquisition Corporation from Aldabra’s inception in 2004 until the completion of the Aldabra merger with Great Lakes. Mr. Berger was the managing partner at Tellurian Partners, LLC, a consulting firm, from August 2009 until September 2010. From January 2002 until July 2009, Mr. Berger was a managing director and co-head of Corporate Finance for Navigant Consulting, Inc. (“NCI”), a New York Stock Exchange-listed consulting firm. Mr. Berger was also President of Navigant Capital Advisors, LLC, the wholly owned broker-dealer of NCI during a portion of that time. From January 2000 to March 2001, Mr. Berger was president of DotPlanet.com, an Internet services provider. From 1983 to December 1999, Mr. Berger was employed by KPMG, LLP, an independent public accounting firm, where he served as a partner from August 1991 to December 1999; he was in charge of the corporate finance practice for three of those years. Mr. Berger is a Certified Public Accountant.

Education:

•	B.S., Cornell University

•	M.B.A., Emory University

•	Certified Public Accountant

Public Directorships (other than Great Lakes):

•	Boise Inc.—a leading manufacturer of packaging and paper products (2007—2013)

Skills and Qualifications:

•	Management Experience. Experience as a senior manager with a large national corporate audit firm, and a prominent consulting firm, and his executive experience with the Company.

•	Audit/Accounting. Experience as an executive with a prominent investment advisor, and as a leader of a large corporate consultant, with over 25 years of accounting experience.

•	Acquisitions/Investment. Extensive experience with acquisitions, divestitures, capital raising and allocation.

•	Corporate Governance. Experience chairing audit and compensation committees of another publicly-traded company; and as a former chair of the Company’s Audit Committee before becoming its CEO.

•	Strategic Planning. Focused on strategic issues for publicly traded companies for many years in the consulting industry.

Stephen H. Bittel
Age: 57 (b. 1956)
Director since: 2011
Term expires: 2015

Great Lakes Committees:

•	Audit Committee

•	Compensation Committee

Business Experience:

Mr. Bittel is the Chairman and founder of Terranova Corporation, an owner and operator of commercial real estate. Mr. Bittel founded Terranova in 1980 to specialize in the management, leasing, financing, development and sales of major real estate assets. In 1999, Mr. Bittel founded Petroleum Realty Investment Partners, a venture that invests in the gas station/convenience store industry. Mr. Bittel is a board member of several charitable or non-profit organizations. Mr. Bittel is also an at-large member of the Democratic National Committee, serving on the Rules and Bylaws Committee. Mr. Bittel has also served as trustee member for the Greater Miami Chamber of Commerce, United Way of Miami-Dade and Temple Beth Am. He has written numerous articles on real estate matters and spoken at professional conferences throughout the United States and Europe.

Education:

•	B.A., Bowdoin College (magna cum laude)

•	J.D., University of Miami School of Law

Public Directorships (other than Great Lakes):

•	None

Private Directorships:

•	National Jewish Democratic Council

•	Florida International University Foundation

•	Community Partnership for the Homeless

•	Florida International University Business School Advisory Board

•	Teach for America

Skills and Qualifications:

•	Management Experience. Previous experience as a Chief Executive Officer in a variety of industries.

•	Real Estate. Strong background in domestic and international commercial real estate.

•	Government/Political Processes. First-hand knowledge of, and experience with, political processes and organizations.

Denise E. Dickins
Age: 52 (b. 1961)
Director since: 2013
Term expires: 2015

Great Lakes Committees:

•	Audit Committee (Chair)

Business Experience:

Since 2006, Ms. Dickins has been an Associate Professor of Accounting and Auditing for East Carolina University where she currently teaches corporate governance and auditing. From 2002 to 2006, Ms. Dickins was an instructor of various accounting courses at Florida Atlantic University. Prior to 2002, Ms. Dickins served as Partner-in-charge of Arthur Andersen’s South Florida audit practice. Ms. Dickins has authored and co-authored numerous articles across a range of domestic and international auditing, compliance and governance topics, which have been published in several academic and professional journals including, Auditing: A Journal of Practice & Theory, International Journal of Auditing, International Journal of Disclosure & Governance, and the CPA Journal. Ms. Dickins’ professional affiliations include Women Corporate Directors (Member); American Accounting Association Auditing Section (Member); Institute of Internal Auditors (Member); and Florida Institute of Certified Public Accountants (Member). Ms. Dickins is a Certified Public Accountant and Certified Internal Auditor.

Education:

•	B.S., Accounting and Finance, Florida State University

•	Ph.D., Business Administration, Florida Atlantic University

•	Certified Public Accountant

Public Directorships (other than Great Lakes):

•	Watsco, Inc., an independent distributor of heating, air conditioning and refrigeration in the United States, Canada and Puerto Rico (2007—present)

•	Steiner Leisure LTD, a diversified consumer services company providing spa services and personal care products for men, women and teenagers worldwide (2009—present)

•	TradeStation Group, Inc., an on-line brokerage firm serving active trader and certain institutional trader markets (2006—2011)

Private Directorships:

•	Auxis, Inc., a private company providing management consulting and outsourcing services in the United States and Latin America (2012—present)

Skills and Qualifications:

•	Management Experience. Experience as a partner in charge of an audit division managing 120 people and responsible for profit and loss of a $120 million business unit.

•

Audit/Accounting.    Ms. Dickins is an Associate Professor of Accounting and Auditing, a Certified Public Accountant and a Certified Internal Auditor, and has authored numerous published articles covering auditing topics. Ms. Dickins qualifies as an Audit Committee Financial Expert.

•

Corporate Governance.    Serves on the Board of three companies, and chairs the Audit Committee of two additional publicly-traded companies. Ms. Dickins teaches courses in Corporate Governance, and has authored numerous published articles covering corporate governance topics.

Jason G. Weiss
Age: 44 (b. 1969)
Director since: 2006
Term expires: 2015

Great Lakes Committees:

•	Compensation Committee (Chair)

Business Experience:

Since June 2009, Mr. Weiss has been the managing member and sole owner of Terrapin Palisades Ventures, LLC, a private investment company and the general partner of several California and Uruguay-focused agricultural investment partnerships as well as a New Zealand real estate focused investment partnership. From 1988 to June 2009, Mr. Weiss was a managing member and co-founder of Terrapin Partners LLC, Terrapin Asset Management, LLC and TWF Management Company LLC, all private equity and asset management companies. Mr. Weiss served as Chief Executive Officer, Secretary and a member of the Board of Directors of Aldabra Acquisition Corporation from Aldabra’s inception in 2004 until the completion of the Aldabra merger with Great Lakes. From March 2007 until February 2008, Mr. Weiss was the Chief Executive Officer of Aldabra 2 Acquisition Corporation. In February 2008, Aldabra 2 acquired the paper and packaging assets of Boise Cascade, LLC (now Boise Inc.). Mr. Weiss serves as the Vice Chairman of the national board of the Humane Society of the United States (“HSUS”), the largest animal protection organization in the world. He is the Chairman of HSUS’ Investment and Pension Trust Committee (which has approximately $200 million of assets), the Chairman of HSUS’ Risk Management Committee, and he serves on HSUS’ Executive Committee.

Education:

•	B.A., University of Michigan (with Highest Distinction)

•	J.D., Harvard Law School (cum laude)

Public Directorships (other than Great Lakes):

•	Boise Inc.—a leading manufacturer of packaging and paper products (2008—2013)

Private Directorships:

•	The Humane Society of the United States

Skills and Qualifications:

•	Private Equity, Investment and Asset Management. Extensive background in private equity, investment and asset management.

•	Management Experience. Previous experience as a Chief Executive Officer in a variety of industries.

•	Legal Background.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Leadership Structure

The Board is led by an independent Board Chair. Mr. Nathan D. Leight was elected Board Chair in March 2011. Pursuant to the Company’s Bylaws, the Board is permitted to either separate or combine the positions of Chief Executive Officer and Board Chair as it deems appropriate from time to time. We currently separate the roles of Chief Executive Officer and Board Chair in recognition of the differences between the two roles as they are presently defined. At present, the Board believes that separation of the positions of Chief Executive Officer and Board Chair improves the ability of the Board to exercise its oversight role over management, provides multiple opportunities for discussion and evaluation of management decisions and the direction of the Company, and ensures a significant role for the Board’s non-management directors in the oversight and leadership of the Company.

The Board understands that maintaining qualified independent and non-management directors on the Board is an integral part of effective corporate governance. In 2013, the Board elected an additional independent director, Ms. Dickins. There are presently six directors who are independent within the meaning of the NASDAQ Marketplace Rules (Messrs. Albert, Bittel, Deutsch, Leight and Weiss and Ms. Dickins), one management director (Mr. Berger) and one director who was the chief executive officer of the Company until September 7, 2010 (Mr. Mackie). Accordingly, the Board believes its current leadership structure strikes an appropriate balance between independent directors and directors affiliated with the Company, which allows the Board to effectively represent the best interests of the Company and its stockholder base.

When the Chief Executive Officer is concurrently serving as the Board Chair, the Board may elect an independent Lead Director.

The position of the independent Board Chair, or the Lead Director when the Chief Executive Officer is concurrently serving as the Board Chair, is intended to provide a check and balance on the role and responsibilities of the Chief Executive Officer. Our independent Board Chair and/or the Lead Director is expected to, among other things:

•	chair meetings (including executive sessions) of the independent directors;

•	act as principal liaison between the independent directors and our Chief Executive Officer;

•

help develop Board agendas with our Chief Executive Officer to ensure that topics deemed important by the independent directors are included in board discussions and sufficient executive sessions are scheduled as needed;

•

advise our Chief Executive Officer on quality, quantity and timeliness of information supplied by management to the independent directors and act as the liaison between the independent directors and our Chief Executive Officer to make certain that any additional information requested by directors is included in the materials prepared by management for the Board;

•	assist management in the development and execution of a strategic plan;

•	support financing and capital spending initiatives;

•	represent the Company at meetings with business partners, industry representatives and potential clients;

•	communicate regularly with each director to be certain that every director’s views, competencies and priorities are understood; and

•	ensure directors and management function as a team in the best interest of all stakeholders.

The Board believes that the independent Board Chair is a strategic role that continues to add value to the Company.

The Board’s Role in Risk Management for the Company

As part of our risk management process, senior management discusses and identifies major areas of risk on an ongoing basis and periodically reviews these risks with the Board. In addition, in 2011, the Board adopted an enterprise risk management process designed to enable the Board to best determine our risk management profile and oversee our risk management strategies. The Board delegated oversight of this enterprise risk management process to the Audit Committee. This process employs a framework for identifying and assessing key strategic, operational, financial and compliance risks based upon guidelines of the Committee of Sponsoring Organizations of the Treadway Commission. We have assigned key risks to members of our senior management, who are responsible for ongoing risk assessment, management and reduction.

On a quarterly basis, our management team performs a reassessment of risk, identifies new risks facing the Company and assesses our response activities and controls. The product of this process is a risk management overview that is shared with the Audit Committee. Additional details on these risks are shared with the Audit Committee on request.

On an ongoing basis, the various committees of the Board address risk in the areas relevant to their scope. For example:

•

the Nominating and Corporate Governance Committee evaluates the Board, individual Board members and the Board committees, oversees compliance with ethics policies and considers matters of corporate governance;

•

the Compensation Committee reviews and approves corporate goals relating to our chief executive officer’s compensation and approves total compensation for our senior executives in a manner that does not encourage excessive risk taking; and

•	the Audit Committee oversees the integrity of our financial reporting process and systems of internal controls.

The Compensation Committee performs an annual review of the compensation programs and procedures by which compensation decisions are made. The Committee analyzes whether the program encourages unnecessary or excessive risk taking.

We do not believe risks arising from our executive and broad-based compensation policies and practices are reasonably likely to have a material adverse effect on the Company or our business, nor do we believe that the compensation programs encourage unnecessary or excessive risk taking.

The Compensation Committee reviews and approves corporate goals relating to our Chief Executive Officer’s compensation and approves total compensation for our senior executives. In addition, as part of our risk management process, senior management periodically identifies and discusses major areas of risk with the Board. As part of its regular reports to the Board, the Committee discusses the potential for unnecessary or excessive risk taking. For more detail on the process by which compensation is set, see page 34, “Compensation Philosophy and Objectives.”

Specifically, the Board and the Compensation Committee control risks arising from compensation policies and practices in part by controlling the mix of cash and long term equity incentives. Executives’ base salaries are fixed in amount and thus do not encourage risk-taking. Bonuses are capped for all named executive officers at 200% of target and bonuses for all of our named executive officers are tied to overall corporate performance. The compensation provided to the executive officers in the form of long term equity awards helps further align executives’ interests with those of the Company’s stockholders. The Compensation Committee believes that these awards do not encourage unnecessary or excessive risk-taking because the ultimate value of the awards is tied to the Company’s stock price and operating performance and because awards are staggered and subject to long term vesting schedules. Our long term equity awards in combination with our stock ownership requirements help ensure that executives have significant value tied to long term stock price performance and therefore are cognizant of how short term decisions impact the long term health of the organization. In addition, management, the Compensation Committee and the Board each consider the risks associated with accounting and reporting, project cost estimating, compliance and safety.

More specifically, the Compensation Committee retains subjective discretion to adjust short term incentive formulas, which allows the Compensation Committee to review the results from the fiscal year and determine whether, despite achievement of financial goals, the intents and purposes of the Annual Bonus Plan were met. In doing so, the Compensation Committee may consider whether activities taken during that fiscal year comport with the Company’s strategic plan and align management objectives with stockholder interests. As a result, the incentive may be adjusted on an individual basis, despite achievement of formulaic targets.

In addition, certain awards granted in 2013 under our long term incentive plan are comprised of equity that vests over a three year period. These equity awards were structured to induce our executive officers to focus on the long term capital appreciation, health and viability of the Company rather than a short term increase in stock price.

Finally, the Compensation Committee adopted a recoupment policy in March 2011, which requires certain compensation to be repaid to the Company if awarded as a result of misstated earnings. The Board will reevaluate and, if necessary, revise the recoupment policy to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act once the Securities and Exchange Commission (“SEC”) and the NASDAQ Stock Market finalize the rules implementing recoupment requirements.

Board Composition and Committee Structure

Our Board of Directors currently consists of eight members and has a separately standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. The following table provides membership information as of April 7, 2014 for each of our Committees of the Board of Directors:

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Carl A. Albert	X	X

Stephen H. Bittel	X	X

Peter R. Deutsch	X		X

Denise E. Dickins**	X*

Nathan D. Leight***			X*

Douglas B. Mackie			X

Jason G. Weiss		X*

*	Denotes Committee Chair.

**	Ms. Dickins became a member of our Audit Committee on August 12, 2013.

***	Mr. Leight served as a member of our Compensation Committee until May 8, 2013 and as a member of our Audit Committee until March 12, 2014.

Below is a description of each Committee of our Board of Directors.

Audit Committee.    The Audit Committee is comprised of Messrs. Albert, Bittel, Deutsch, and Ms. Dickins, each of whom has been determined to be an independent director according to the rules and regulations of the SEC and the NASDAQ Stock Market. Additionally, our Board has determined that Ms. Dickins is an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. The Audit Committee charter requires that all of its members be “independent directors,” as such term is defined in Rule 5605(a)(2) of the NASDAQ Marketplace Rules.

The Audit Committee operates under a written charter, a copy of which is available on our website at www.gldd.com or may be obtained by writing to our Corporate Secretary at our principal executive office. Under this charter, the Audit Committee is responsible for:

•	monitoring the integrity of our financial reporting process and systems of internal controls regarding finance, accounting and legal compliance;

•	monitoring the independence and performance of our independent auditor and monitoring the performance of our internal audit function;

•	appointing and/or replacing our auditor and approving any non-audit work performed for us by the auditor;

•	preparing the report of the Audit Committee required to be included in the Company’s annual report or proxy statement;

•	providing an avenue of communication among the independent auditor, management and our Board; and

•	reviewing its charter and recommending changes to the Board.

The Board also delegated oversight for the enterprise risk management process to the Audit Committee.

The Audit Committee held ten meetings during 2013. The Audit Committee met in executive session at various times throughout the year with the internal audit manager and the independent auditor.

Compensation Committee.    The Compensation Committee is comprised of Messrs. Albert, Bittel and Weiss, each of whom has been determined to be an independent director according to the rules and regulations of the NASDAQ Stock Market and each of whom is considered to be a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this proxy statement, and an “outside director” under section 162(m) of the Internal Revenue Code of 1986, as amended, which we refer to as the “Tax Code” in this proxy statement.

The Compensation Committee operates under a written charter, a copy of which is available on our website at www.gldd.com or may be obtained by writing to our Corporate Secretary at our principal executive office. Under this charter, the Compensation Committee is responsible for:

•

reviewing and approving goals and objectives relevant to the compensation of our Chief Executive Officer, evaluating the Chief Executive Officer’s performance according to these goals and objectives and determining and approving the Chief Executive Officer’s compensation level based on this evaluation;

•	approving total compensation for executive officers, including oversight of all executive officer benefit plans;

•	overseeing our general cash-based and equity-based incentive plans;

•	retaining and consulting with independent compensation specialists, and making a formal determination of their independence from management;

•	producing a Compensation Committee report on executive compensation as required by the SEC to be included in our annual proxy statement; and

•	reviewing its charter and recommending changes to the Board.

The Compensation Committee held six meetings during 2013.

Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee is comprised of Messrs. Deutsch, Leight and Mackie. Messrs. Deutsch and Leight have been determined to be independent directors according to the rules and regulations of the NASDAQ Stock Market. Mr. Mackie is not an independent director according to the rules and regulations of the NASDAQ Stock Market. As a result and in accordance with the rules and regulations of the NASDAQ Stock Market, director nominations are recommended to the Board by a majority of the Board’s independent directors in a vote in which only independent directors participate.

The Nominating and Corporate Governance Committee operates under a written charter, a copy of which is available on our website at www.gldd.com or may be obtained by writing to our Corporate Secretary at our principal executive office. Under this charter, the Nominating and Corporate Governance Committee is responsible for:

•	developing and reviewing periodically succession plans of the Chief Executive Officer and screening and recommending to the Board candidate(s) qualified to become Chief Executive Officer;

•

developing and recommending qualification standards and other criteria for selecting new directors, identifying and evaluating individuals qualified to become Board members consistent with qualification standards and other criteria approved by the Board and recommending to the Board such individuals as nominees to the Board for its approval;

•	overseeing evaluations of the Board, individual Board members and the Board committees;

•	establishing total compensation for the Board;

•	overseeing our compliance with ethics policies and considering matters of corporate governance; and

•	reviewing its charter and recommending changes to the Board.

The Nominating and Corporate Governance Committee does not set specific minimum qualifications for director positions. Instead, the Nominating and Corporate Governance Committee believes that nominations for election or re-election to the Board should be based on a particular candidate’s merits and our needs after taking into account the current composition of the Board. The Nominating and Corporate Governance Committee considers potential candidates for director who may come to the attention of the Nominating and Corporate Governance Committee through current directors, professional executive search firms, stockholders or other persons. When evaluating candidates annually for nomination for election, the Nominating and Corporate Governance Committee considers all relevant factors regarding the candidates, including an individual’s skills, diversity, independence from us, experience in areas that address the needs of the Board and ability to devote adequate time to Board duties. The Nominating and Corporate Governance Committee also seeks to achieve the appropriate balance of industry and business knowledge and experience, including, without limitation, expertise in the dredging industry, the function and needs of the Board, financial expertise, public company experience, personal integrity and reputation.

Whenever a new seat or a vacated seat on the Board is being filled, candidates that appear to best fit our needs are identified and unless such individuals are well known to the Board, they are interviewed and further evaluated by the Nominating and Corporate Governance Committee. Candidates selected by the Nominating and Corporate Governance Committee are then recommended to the Board. After the Board approves a candidate, the Chair of the Nominating and Corporate Governance Committee extends an invitation to the candidate to join the Board.

When evaluating director candidates and considering incumbent directors for re-nomination to the Board, the Nominating and Corporate Governance Committee considers a variety of factors. These include each nominee’s independence, financial literacy, industry knowledge, personal and professional accomplishments, experience in light of the needs of the Board and Company and availability. For incumbent directors, the factors include past performance on the Board or in the Company and contributions to their respective committees, if any.

The Nominating and Corporate Governance Committee will consider stockholder recommendations for candidates for membership on the Board, provided that a complete description of such proposed nominee’s qualifications, experience and background, together with a statement signed by each proposed nominee in which he or she consents to act as such, accompanies the recommendations, and provided further that any such recommendation must also be made according to the procedures, and within the same time deadlines, applicable under our Bylaws to director nominations. Such recommendations should be submitted in writing to the attention of the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Great Lakes Dredge & Dock Corporation, 2122 York Road, Oak Brook, Illinois 60523 and should not include self-nominations.

The Nominating and Corporate Governance Committee requested the Board’s independent directors to consider director nominees, and the independent directors unanimously recommended Messrs. Deutsch and Leight to the Board as director nominees for election at the Annual Meeting. See “Proposal 1—Election of Directors.”

The Nominating and Corporate Governance Committee held five meetings during 2013.

Attendance at Board of Directors and Committee Meetings.    Our current Board of Directors held twelve meetings during 2013. Each member of the Board attended at least 75% of all meetings of the Board and those Board committees on which he/she served in 2013. The members of our Board are encouraged to attend our Annual Meeting of Stockholders. In May 2013, all members of our Board then in office attended our Annual Meeting of Stockholders.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee was an officer or employee of Great Lakes or any of our subsidiaries during fiscal 2013, or was a former officer or employee of the same, except that Mr. Weiss was Aldabra’s chief executive officer, secretary and a member of Aldabra’s board of directors from Aldabra’s inception until the completion of the Aldabra merger in December 2006 (the “Aldabra merger”). As discussed more thoroughly below in “Director Independence”, the Board does not consider Mr. Weiss’s service as an officer or director of Aldabra as affecting his independence. No interlocking relationship existed during the fiscal year ended December 31, 2013 between our Board or Compensation Committee and the board or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

Director Independence

The Board of Directors has determined that Messrs. Albert, Bittel, Deutsch, Leight and Weiss and Ms. Dickins, constituting a majority of the Board, are independent directors, as such term is defined in Rule 5605(a)(2) of the NASDAQ Marketplace Rules. In reaching the conclusion that Mr. Leight is independent, the Board considered the fact that he is the cousin of Mr. Berger. The Board concluded that this relationship did not impact the independence of this director under applicable NASDAQ Marketplace Rules.

In reaching the conclusion that Mr. Weiss is independent, the Board considered that he had served as chief executive officer of Aldabra until the date of the completion of the Aldabra merger. Factors influencing the Board’s decision included: Aldabra was a blank check company; Mr. Weiss has not been employed by the Company; Mr. Weiss has not been involved in the operations of the Company; and Mr. Weiss does not have any other conflicting relationships or related party transactions with the Company.

Executive Sessions of Non-Management Directors and Independent Directors

The non-management directors of the Board meet periodically in executive sessions without our management present. The independent directors also meet on occasion or as necessary in executive session and met at least twice during 2013. Stockholders wishing to communicate with the independent directors may contact them by writing to: Independent Directors, c/o Corporate Secretary, Great Lakes Dredge & Dock Corporation, 2122 York Road, Oak Brook, Illinois 60523. Any such communication will be promptly distributed to the directors named in the communication in the same manner as described below in “Communications with the Board of Directors.”

Code of Ethics

We have a written Code of Business Conduct and Ethics (the “Code”) that applies to all members of the Board and our employees, including our principal executive officer, principal financial officer, controller and persons performing similar functions. The Code is reviewed and updated on a regular basis, and a new version of the Code was adopted by the Board in November 2012. All of our salaried employees have reviewed and certified compliance with the Code. In addition, on an annual basis, each of our salaried employees receives training on the Code. Senior management, as well as individuals with responsibility for foreign operations or purchasing, receive additional training on the Foreign Corrupt Practices Act and other international compliance topics.

Our Code can be found on our website at www.gldd.com. We will post on our website any amendments to or waivers of the Code for executive officers or directors, in accordance with applicable laws, regulations and listing standards. A copy also may be obtained by writing to our Corporate Secretary at our principal executive office.

Communications with the Board of Directors

Stockholders and other interested parties wishing to communicate with our Board of Directors can send communications to one or more members of the Board by writing to the Board or to specific directors (including independent directors or committee chairs) or to a group of directors at the following address:

Great Lakes Dredge & Dock Corporation Board of Directors

c/o Corporate Secretary

Great Lakes Dredge & Dock Corporation

2122 York Road

Oak Brook, Illinois 60523

Any such communication will be promptly distributed by the Corporate Secretary to the individual director or directors named in the communication or to all directors if the communication is addressed to the entire Board of Directors. Every effort has been made to ensure that the views of stockholders are heard by the Board of Directors or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner.

Compensation of Directors

Non-employee directors receive compensation for Board service which is designed to fairly compensate directors for their Board responsibilities. An employee director receives no additional compensation for Board service. The Nominating and Corporate Governance Committee has the primary responsibility to review and consider any revisions to directors’ compensation. Director compensation is typically reviewed annually by the Nominating and Corporate Governance Committee, which recommends any changes to the Board for approval. The Compensation Committee bears responsibility for reviewing and approving any grants of common stock to our directors.

The Compensation Committee and the Board reviewed the demands and duties of the Board Chair above and beyond those of other non-employee directors and approved the payment of additional compensation to the Board Chair of $250,000 for each of 2012, 2013 and 2014, payable 100% in fully vested shares of our common stock. The Board Chair’s strategic role in matters related to the Company, as well as the increased amount of time in which the Board Chair is expected to work on behalf of the Company, were key factors in the Board’s decision.

The Compensation Committee and the Board also reviewed the demands and duties of the non-employee directors of the Board and considered the annual retainers in light of the time, effort and resources required of the non-employee directors in the performance of their Board duties and for service on certain committees. As part of this review, the Compensation Committee considered a competitive analysis prepared in 2012 by the Compensation Committee’s independent consultant of our compensation program for non-employee directors of the Board. As a result of this review, on May 9, 2012 the Board increased the annual retainers paid to each non-employee directors of the Board by $30,000 per year. The Board also increased the annual retainer paid to the chair of the Audit Committee by $7,500 per year and the chair of the Compensation Committee by $2,500 per year. The Board approved no increases in director compensation in 2013.

Each of our non-employee directors currently receives an annual retainer of $155,000, payable quarterly in arrears. The retainer is payable 50% in cash and 50% in fully vested shares of our common stock. In addition to the annual retainer, our Board approved the annual retainers for committee service as set forth below. The committee annual retainers are paid in cash to the committee members each quarter in arrears. Non-employee directors are subject to a stock retention requirement and are required to retain common stock in the amount of five times the annual cash retainer received for service as a member of the Board. For 2013, that amount was $387,500 in common stock.

Annual Compensation for Board and Committee Service

	Board		Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Chair	$250,000	(1)	$17,500	$10,000	$5,000
Member	$155,000		$5,000	$3,750	$2,500

(1)	The annual retainer earned by the Board Chair is in addition to the annual retainer earned for serving as a member of the Board.

The following table sets forth the compensation paid to each of our non-employee directors for the year ended December 31, 2013.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	All Other Compensation ($)	Total ($)
Carl A. Albert	$98,772	$77,475	$—	$176,247
Stephen H. Bittel	$86,272	$77,475	$—	$163,747
Peter R. Deutsch	$85,022	$77,475	$—	$162,497
Denise E. Dickins(3)	$31,836	$29,894	$—	$61,730
Nathan D. Leight	$88,850	$327,480	$—	$416,330
Douglas B. Mackie(4)	$80,022	$77,475	$—	$157,497
Jason G. Weiss	$87,522	$77,475	$—	$164,997

(1)	As an employee of the Company, Mr. Berger is not entitled to additional compensation for serving on the Board. See the “Summary Compensation Table for Year Ended December 31, 2013” for his employee compensation information.

(2)	Messrs. Albert, Bittel, Deutsch, Leight, Mackie and Weiss each received an award of $77,475 in fully vested shares of our common stock equal to $19,369 on March 31, $19,370 on June 30, $19,370 on September 30 and $19,366 on December 31, 2013. Ms. Dickins received an award of $29,894 in fully vested shares of our common stock equal to $10,528 on September 30 and $19,366 on December 31, 2013. In addition, for serving as Board Chair, Mr. Leight received an additional award of fully vested shares of our common stock equal to $62,502 on March 31, $62,497 on June 30, $62,501 on September 30 and $62,505 on December 31, 2013. The shares had a grant date fair value of $6.73 per share on March 31, $7.82 per share on June 30, $7.43 per share on September 30 and $9.20 per share on December 31, 2013, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation—Stock Compensation,” referred to in this proxy statement as “FASB ASC Topic 718.” The assumptions used in determining the FASB ASC Topic 718 values are set forth in Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013.

(3)	Ms. Dickins commenced service on the Board on August 12, 2013.

(4)	Mr. Mackie also holds 148,204 vested options to purchase shares of our common stock that remained unexercised as of December 31, 2013. Mr. Mackie was awarded these options during his employment with the Company prior to September 2010.

PROPOSAL 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP as the independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2014. During 2013, Deloitte & Touche LLP also served as our independent registered public accounting firm and, in addition, provided certain tax and other audit-related services. See “Matters Related to Independent Registered Public Accounting Firm—Professional Fees.” Representatives of Deloitte & Touche LLP are expected to attend the Annual Meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.

Vote Required and Recommendation

Deloitte & Touche LLP will be ratified as our independent registered public accounting firm for the year ending December 31, 2014 provided this proposal receives the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon, assuming a quorum is present. Abstentions will be treated as being present and entitled to vote on the matter and, therefore, will have the effect of voting against the proposal.

Although we are not required to seek stockholder ratification of this appointment, the Audit Committee and the Board believe it to be sound corporate practice to do so. If the appointment is not ratified, the Audit Committee will reconsider the appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

THE BOARD OF DIRECTORS AND THE AUDIT COMMITTEE RECOMMEND A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2014.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and all persons who beneficially own more than 10% of the outstanding shares of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Executive officers, directors and persons who own more than 10% of our common stock are also required to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of filings with the SEC and/or written representations and materials furnished to us from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and persons who own more than 10% of our common stock were complied with in 2013, except that two Forms 4 filed on behalf of David E. Simonelli, our President of Dredging Operations, were filed a day late.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table is based on 59,758,614 shares of common stock outstanding as of March 14, 2014, and sets forth certain information with respect to the beneficial ownership of our common stock as of the same date by:

•	each person whom we know to own beneficially more than five percent of the outstanding shares of our common stock;

•	each of our directors and named executive officers; and

•	all of our current directors and executive officers as a group.

Unless otherwise stated, each of the persons in the table has sole voting and investment power with respect to the securities beneficially owned.

	Beneficially Owned
	Number of Shares of Common Stock	Percentage of Common Stock
Jennison Associates LLC(1)	5,390,689	9.02%
Dimensional Fund Advisors LP(2)	4,341,095	7.28%
BlackRock, Inc.(3)	3,492,353	5.84%
Wellington Management Company, LLP(4)	3,242,013	5.44%
Jonathan W. Berger(5)(6)	269,966	*
Kyle D. Johnson(5)(7)	115,860	*
David E. Simonelli(5)(8)	226,385	*
William S. Steckel(5)(9)	10,807	*
Maryann A. Waryjas(5)(10)	22,646	*
Carl A. Albert(5)(11)	45,562	*
Stephen H. Bittel(5)(12)	105,538	*
Peter R. Deutsch(5)	81,433	*
Denise E. Dickins(5)	3,522	*
Nathan D. Leight(5)(13)	2,048,858	3.43%
Douglas B. Mackie(5)(14)	245,730	*
Jason G. Weiss(5)(15)	725,395	1.21%
All directors and executive officers as a group (12 persons)	3,901,702	6.53%

*	Denotes less than 1%

(1)

Jennison Associates LLC (“Jennison”) may be deemed to be the beneficial owner of 5,390,689 shares of our common stock. Jennison has the sole power to vote or direct the voting of all such shares and the shared power to dispose or direct the disposition of all such shares. Jennison furnishes investment advice to several investment companies, insurance separate accounts, and institutional clients (“Managed Portfolios”). As a result of its role as investment adviser of the Managed Portfolios, Jennison may be deemed to be the beneficial owner of the shares of the Company’s common stock held by such Managed Portfolios. Prudential Financial, Inc. (“Prudential”) indirectly owns 100% of equity interests of Jennison. As a result, Prudential may be deemed to have the power to exercise or to direct the exercise of such voting and/or dispositive power that Jennison may have with respect to the

Company’s common stock held by the Managed Portfolios. Jennison does not file jointly with Prudential, as such, shares of the Company’s common stock reported on Jennison’s Schedule 13G may be included in the shares reported on the Schedule 13G filed by Prudential. The principal business address of Jennison is 466 Lexington Avenue, New York, New York 10017. The information in this footnote (1) was derived from a Schedule 13G/A filed by Jennison with the SEC on February 12, 2014 reporting ownership as of December 31, 2013.

(2)	Dimensional Fund Advisors LP (“Dimensional LP”) may be deemed to be the beneficial owner of 4,341,095 shares of our common stock. Dimensional LP has sole power to vote or direct the voting of 4,270,255 of such shares and the sole power to dispose or direct the disposition of all such shares. Dimensional LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional LP nor its subsidiaries (collectively, “Dimensional”) possess voting and/or investment power over the securities of the Company that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Company held by the Funds. However, all securities reported in the Schedule 13G/A filed by Dimensional LP are owned by the Funds. Dimensional disclaims beneficial ownership of such securities. The principal business address of Dimensional LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746. The information in this footnote (2) was derived from a Schedule 13G/A filed by Dimensional LP with the SEC on February 10, 2014 reporting ownership as of December 31, 2013.

(3)	BlackRock, Inc. (“BlackRock”) may be deemed to be the beneficial owner of 3,492,353 shares of our common stock. BlackRock has the sole power to dispose or direct the disposition of all such shares and the sole power to vote or direct the voting of 3,309,608 of such shares. The principal business address of BlackRock is 40 East 52nd Street, New York, New York 10022. The information in this footnote (3) was derived from a Schedule 13G/A filed by BlackRock with the SEC on January 29, 2014 reporting ownership as of December 31, 2013.

(4)	Wellington Management Company, LLC (“Wellington Management”), in its capacity as investment adviser, may be deemed to be the beneficial owner of 3,242,013 shares of our common stock. Wellington Management has shared power to vote or direct the voting of 1,706,252 of such shares and the shared power to dispose or to direct the disposition of all such shares. The principal business address of Wellington Management is 280 Congress Street, Boston, Massachusetts 02210. The information in this footnote (4) was derived from a Schedule 13G filed by Wellington Management with the SEC on February 14, 2014 reporting ownership as of December 31, 2013.

(5)	The address for each of the stockholders listed in the above table, unless otherwise noted, is c/o Great Lakes Dredge & Dock Corporation, 2122 York Road, Oak Brook, Illinois 60523.

(6)	Includes 155,956 options to purchase Common stock, exercisable within 60 days of March 14, 2014.

(7)	Includes 66,048 options to purchase Common stock, exercisable within 60 days of March 14, 2014.

(8)	Includes 170,326 options to purchase Common stock, exercisable within 60 days of March 14, 2014.

(9)	Includes 10,807 options to purchase Common stock, exercisable within 60 days of March 14, 2014.

(10)	Includes 10,807 options to purchase Common stock, exercisable within 60 days of March 14, 2014.

(11)	Includes 10,000 shares of common stock held by the Albert-Schaefer Trust, a trust established for the benefit of Mr. Albert and his wife, of which Mr. Albert and his wife are co-trustees.

(12)	Includes 51,393 shares of common stock held by various family trusts.

(13)	Includes (i) 1,621,135 shares of common stock held by the Leight Family 2012 Irrevocable Trust; (ii) 367,250 shares of common stock held by Apple Orange LLC; and (iii) 4,000 shares of common stock held by various custodial accounts.

(14)	Includes 148,204 options to purchase Common stock, exercisable within 60 days of March 14, 2014.

(15)	Includes (i) 666,562 shares of common stock held by the Jason G. Weiss Revocable Trust dated August 2, 2000 and (ii) 100 shares of common stock held by the wife of Mr. Weiss.

COMPENSATION DISCUSSION AND ANALYSIS

In this section we discuss and analyze the material components of our executive compensation program for our Chief Executive Officer, Chief Financial Officer, and our three other most highly compensated executive officers serving as executive officers of the Company on December 31, 2013 (the “named executive officers”). For 2013, our named executive officers are:

•	Jonathan W. Berger, our Chief Executive Officer

•	William S. Steckel, our Senior Vice President and Chief Financial Officer

•	Kyle D. Johnson, our Executive Vice President and Chief Operating Officer

•	David E. Simonelli, our President of Dredging Operations

•	Maryann A. Waryjas, our Senior Vice President, Chief Legal Counsel and Corporate Secretary

This section also describes the philosophy and objectives of the Company’s executive compensation program, the goals the program is designed to reward, and the determination of the formulas to measure performance and award levels. For additional information regarding compensation of the named executive officers, see “Executive Compensation.”

The Company believes it is important to incorporate stockholder feedback into the design of our executive compensation program. At the 2013 Annual Meeting of Stockholders, more than 98% of voting stockholders cast an advisory vote in support of the Company’s executive pay program. In determining and deciding on executive compensation for fiscal year 2013, our Compensation Committee took into account the results of the stockholder advisory vote on executive compensation, particularly the strong support expressed by the Company’s stockholders, as one of many factors considered in deciding the Company’s compensation policies and procedures. The Compensation Committee did not make any changes to the program in response to the stockholder advisory vote on executive compensation.

EXECUTIVE SUMMARY

2013 Business Overview

The year ended December 31, 2013 represented another period of growth in revenue for the Company. Increased revenues were driven primarily by higher coastal protection revenue and foreign capital dredging revenue in the dredging division. Revenues also increased as a result of the addition of Terra Contracting, which was acquired at the end of 2012. These increases offset declines in the domestic capital and maintenance dredging markets as well as declines in revenue for the river & lakes group. The demolition segment did not perform as expected and, during the fourth quarter of 2013, the management team proposed, and the board of directors approved, a plan to sell the historical demolition business. Earnings adjusted for net interest expense, income taxes, depreciation, amortization expense, debt extinguishment and accelerated maintenance expense for new international deployments (“Adjusted EBITDA”), which is one of the measures upon which our performance-based programs are based, was higher than prior years, not including EBITDA from discontinued operations.

2013 Compensation Highlights

Outlined in the following table are the key components of our executive compensation program, a description of their purpose, and the key actions and decisions made with respect to each of them for 2013.

Compensation Component and Purpose	Description	Highlights
Base Salary— Allows us to attract and retain executive talent using a fixed component of compensation without incurring excessive fixed costs.	Salary levels are set based on a variety of factors such as competitive market data, individual skills and experience, responsibilities required of the executives in their roles, knowledge, importance of the position to the Company and the difficulty of replacement.	In 2013, the Committee maintained the base salary for Mr. Berger. The Committee increased base salary for Mr. Johnson by 10% based on an analysis of compensation relative to our peers, expansion of roles and responsibilities and his individual performance. The Committee provided modest increases, ranging from 1% to 3%, for Messrs. Steckel and Simonelli and Ms. Waryjas.
Annual Incentive Compensation— Creates incentives and rewards to support the Company’s short term operating objectives.	A range of earnings opportunity, as a percentage of base salary, is established for each executive. Target bonus opportunities are set such that target total annual cash compensation (base salary plus target bonus) is deemed by the Compensation Committee to be appropriate considering the same factors as outlined above for base salaries. Bonus pools are funded based on achievement relative to pre-determined financial measures, as outlined on pages 39-40. Messrs. Berger, Steckel and Ms. Waryjas participated in the Executive Leadership Performance Bonus Pool, and Messrs. Johnson and Simonelli participated in the dredging segment Performance Bonus Pool. Actual bonuses for individuals may be above or below the funded amount, based on a subjective assessment of individual performance and achievement of qualitative goals.

In 2013, the measures used to determine the Executive Leadership Performance Bonus Pool, in which Messrs. Berger, Steckel and Ms. Waryjas participated, were Company Adjusted EBITDA (weighted 50%), return on average assets (“ROAA”) relative to a peer group (weighted 25%), and return on capital (“ROC”) relative to a peer group (weighted 25%). The measures used to determine the dredging segment Performance Bonus Pool, in which Messrs. Johnson and Simonelli participated, were Adjusted EBITDA and ROAA relative to peers, both measured for the dredging segment and weighted equally.

With respect to funding of the Executive Leadership Performance Bonus Pool the threshold goal for Company Adjusted EBITDA and relative ROC were not achieved while relative ROAA was between threshold and target. With respect to funding of the dredging segment Performance Bonus Pool, both Adjusted EBITDA for the dredging segment and dredging ROAA relative to peers was above target. Actual bonuses for our named executive officers, as outlined on page 41, were allocated from these two pools, with adjustment from funded amounts, if any, based on a subjective assessment of individual performance and achievement of qualitative goals.

Compensation Component and Purpose	Description	Highlights

Long Term Incentive Compensation—

Aligns the interests of management, employees and our stockholders and motivates and rewards achievement of key financial and strategic objectives as well as increases in stockholder value. Also provides a retention mechanism.

Long term incentive target grant values were targeted such that total direct compensation (base salary plus target bonus plus target long term incentive grant-date fair value) is deemed by the Compensation Committee to be appropriate considering the same factors as outlined above for base salaries.

We use three grant-types in our long term incentive program: stock options, restricted stock units and performance shares.

The Committee believes the three grant types appropriately balance incentives to increase our share price as well as to achieve our operating objectives, while providing an appropriate retention mechanism through multi-year vesting.

In 2013, long term incentive grants for executives who held corporate-wide positions (Messrs. Berger and Steckel and Ms. Waryjas) were granted 50% in the form of stock options, 25% in the form of restricted stock units, and 25% in the form of performance shares, while long term incentive grants to individuals with business unit responsibilities (Messrs. Johnson and Simonelli) were granted 67% in the form of stock options and 33% in the form of restricted stock units.

•    Stock options have an exercise price equal to the fair market value of our stock on the date of grant, have a ten-year term, and generally vest in three equal annual installments, subject to the executive’s continued employment.

•    Restricted stock units generally vest three years from the grant date, subject to the executive’s continued employment.

•    Performance shares under our 2013 program generally vest three years from the grant date, subject to the executive’s continued employment, as well as the ratio of ROAA measured over a two-year performance period (using EBITDA) versus the ROAA of a peer group (“Relative EBITDA ROAA”). In addition, absolute ROC must be at least 6% on average over the two-year performance period for any shares to be earned.

Benefits— Support business and human resources strategies to provide equitable value to executives relative to lower level employees.

Named executive officers participate in the same benefits programs that are provided to other employees, including life and medical insurance and 401(k) matching and profit sharing.

In 2013, we also sponsored a 401(k) lost benefit plan, which provided an additional bonus to certain executive officers who were unable to obtain the maximum 401(k) match and profit sharing contributions due to Internal Revenue Service (“IRS”) limits. We also made a contribution to Mr. Berger’s Supplemental Savings Plan for prior plan years.

For fiscal year 2014, the 401(k) lost benefit plan was replaced with the Supplemental Savings Plan for all of the named executive officers, a more traditional nonqualified deferred compensation plan that allows a select group of executives to elect to defer salary and bonus compensation and to receive matching and profit sharing contributions under the same formula as under the 401(k) plan, but without regard to IRS limits for qualified plans.

2013 Governance Highlights

Our compensation program incorporates the following practices:

•	The Compensation Committee engages an independent compensation consultant to advise on various executive compensation matters.

•

The Compensation Committee regularly reviews an analysis of the Company’s incentive compensation plans to evaluate whether they are designed to create and maintain stockholder value and do not encourage excessive risk.

•	Much of our executive compensation is variable and linked to meeting our short term and long term financial and strategic goals and to the Company’s stock price over time.

•	Perquisites to senior executives are highly limited and generally consist of programs offered to all employees.

•	Certain senior executives have share ownership requirements to encourage long term alignment of interests and to mitigate risk.

•	We have a recoupment policy, which requires certain compensation to be repaid to the Company if awarded as a result of misstated earnings.

•	The Company does not make tax gross-up payments under Section 280(G) of the Tax Code.

•	The Committee considers the results of the stockholders’ “say-on-pay” vote when determining compensation for the following year.

COMPENSATION PHILOSOPHY AND OBJECTIVES

The Compensation Committee believes that a significant portion of annual and long term compensation paid to our named executive officers should be closely aligned with our operating and financial performance on both a short term and long term basis. The goal of our executive compensation programs is to provide our named executive officers with compensation opportunities and benefits that are viewed by the Compensation Committee to be fair, reasonable and competitive in the marketplace. In addition, these programs are intended to help us recruit and retain qualified executives, and provide rewards that are linked to performance while also aligning the interests of our executive officers with those of our stockholders. Specific objectives of this philosophy are as follows:

•	To attract, motivate and retain highly experienced executives who are considered vital to our short and long term success, profitability and growth;

•	To achieve accountability for performance by linking annual cash awards to achievement of measurable performance objectives; and

•

To align the interests of executives and stockholders by rewarding executives for the achievement of strategic and financial goals that are designed to successfully drive our operations and thereby enhance stockholder value.

Overall, we believe our executive compensation programs are designed to encourage executive officers to operate the business in a manner that enhances stockholder value in both the short and long term, includes a focus on appropriate risk/reward analysis and is consistent with programs in place among our peers. In 2013, a substantial portion of the executive’s overall compensation was tied to a comparison of adjusted actual EBITDA to adjusted budgeted EBITDA, which represents net income (loss), adjusted for net interest expense, income taxes, depreciation, amortization expense, debt extinguishment and accelerated maintenance expense for new international deployments, and other adjustments in the Compensation Committee’s discretion as discussed in more detail below. We use Adjusted EBITDA as an important metric for evaluating our executives’ performance-based compensation because it allows us to evaluate our executives’ operational efficiency and their success in translating the value from revenues to the enterprise value of the Company. In 2013, a portion of certain of our executive’s overall compensation was also tied to a comparison of our ROAA and ROC to average ROAA and ROC of similarly-situated companies. In this way, our compensation program is designed to balance incentives tied to our absolute and our relative performance. The compensation philosophy provides for a direct relationship between compensation and the achievement of our goals and seeks to include management in upside rewards and downside risk.

In addition, we use our equity incentive plan to further align the interests of management with those of our stockholders by granting long term equity to our executives which tie the compensation of our executives to the creation of long term stockholder value. In 2013, the Company granted a combination of stock options, restricted stock units and (for executives with corporate responsibilities) performance shares to its named executive officers, with the mix of equity awards designed to provide balance to the Company’s long term incentive program and satisfy the Company’s goal of increasing retention of executives. Performance shares are grants of share units that vest based on the achievement of performance goals, in addition to continued employment. Performance shares allow the Company to create more effective performance incentives and to enhance the financial efficiency of the overall compensation program.

COMPENSATION PROCESS

Our annual compensation review is undertaken at the direction and under the supervision of the Compensation Committee. Other than our Chief Executive Officer, no executive officers are involved in making recommendations for executive officer compensation. Our Chief Executive Officer is not involved in setting his own compensation levels.

Generally, in the first quarter of each year, the Compensation Committee reviews our historical pay and Company performance information, including our performance relative to the objectives set forth in the prior year’s incentive programs. Based on our performance, as well as recommendations from our Chief Executive Officer, the Compensation Committee approves bonuses for executive officers. The Compensation Committee also determines the compensation program for the current year. As part of this process, the Compensation Committee reviews a comprehensive overview of the aggregate value of the total compensation opportunities provided to each of the executive officers. Following the review process, the Compensation Committee determines each senior executive’s annual base salary for the current fiscal year as well as target annual bonus and long-term incentive opportunities for each executive officer. The Compensation Committee also approves the goals for our annual bonus and the performance share component of our long-term incentives for the current fiscal year. The determination of budgeted EBITDA, one of the goals upon which our incentive program is premised, is made by the Board, typically in the first quarter. For 2013, the Compensation Committee set performance goals for the annual bonus and long-term incentive programs based on the achievement of certain percentages of budgeted EBITDA, and relative ROAA and ROC.

The Compensation Committee also considers the value of long term equity incentives, if any, that are to be awarded to our executive officers and other employees. Such incentives are awarded pursuant to the 2007 Long-Term Incentive Plan, as amended and restated (the “2007 Plan”) and, in the past, have taken the form of stock options, restricted stock units and performance shares. It is the Compensation Committee’s policy to authorize and grant equity awards as of the date of the Compensation Committee meeting at which such awards are approved by the independent, non-management directors who serve on the Compensation Committee, based upon the fair market value of our common stock as of the date of the award. In connection with these grants, the Compensation Committee determines the value of the award to be made to each recipient and determines the terms and conditions of the awards including the applicable vesting criteria. For additional detail on the Company’s grants in 2013, refer to “Long Term Incentive Awards” on pages 41-43.

Periodically throughout the year, the Compensation Committee may discuss, as appropriate, the philosophy for the overall compensation packages, and decide whether changes should be made in the components of the package and/or the mix of the package or whether special awards are appropriate or desirable. For 2013, the Compensation Committee modified the Adjusted EBITDA calculation consistent with the modification adopted by the Company in its public disclosures regarding the Company’s financial performance. The modification was to exclude accelerated maintenance expense for new international deployments that are not directly recoverable under the related dredging contract and are therefore expensed as incurred.

Role of Compensation Consultants

Since November 2010, our Compensation Committee has engaged the services of Frederic W. Cook & Co., Inc. (“Cook”) as an independent compensation consultant to advise the Compensation Committee on the reasonableness of compensation levels and on the appropriateness of the Company’s executive compensation program structure in supporting the Company’s business objectives. Cook was engaged by and reports directly to the Compensation Committee and works with management under the direction of the Compensation Committee. Cook does not perform any other services for the Company. The Compensation Committee has considered the independence of Cook and has concluded that Cook’s engagement does not raise any conflict of interest.

Since engagement, Cook conducted a comprehensive review of the design and structure of our executive compensation programs. The review process included interviews with certain members of our management and the Board to obtain a clear understanding of the Company’s business objectives and the implications of those objectives on compensation strategy. In 2013, the Compensation Committee worked with Cook on a number of matters, including but not limited to the following:

•	performing a competitive analysis of executive compensation levels for our named executive officers versus executives at companies in our peer group;

•	reviewing and providing recommendations regarding incentive program design practices;

•	examining the group of participants to whom long term incentives are granted;

•	reviewing levels of share usage, fair value transfer and potential dilution;

•	providing competitive analysis and preliminary recommendations on executive severance benefits; and

•	providing analytical materials and summaries for Compensation Committee meetings.

A key aspect of Cook’s work was the determination of the companies which comprise our peer group for comparative purposes. Construction of an appropriate peer group was challenging because there are no direct industry competitors that are public and of similar size.

To develop the peer group, Cook used the following criteria:

•

Companies in the following S&P Global Industry Classification System (GICS) Industries and Sub-Industries, which include asset-intensive companies that provide large infrastructure and engineering services:

Industries		Sub-Industries
101010	Energy Equipment & Services	10101020	Oil & Gas Equipment & Services
201030	Construction & Engineering	20103010	Construction & Engineering
202010	Commercial Services & Supplies	20201050	Environmental & Facilities Services

•

The resulting companies’ trailing four quarters revenues were examined to see if the results were between one third and three times the Company’s trailing four quarters revenues with additional consideration given to market capitalization.

•	The resulting companies were then further screened on a qualitative basis to include those in the most similar industries to the Company. The resulting peer group consisted of the following companies:

Aegion Corporation (f/k/a Insituform Tech.)	Matrix Service Company	Primoris Services
Dycom Industries Inc.	Michael Baker Corp.	Sterling Construction
Granite Construction Inc.	MYR Group	Team Inc.
Layne Christensen	Orion Marine Group	Tetra Tech
MasTec Inc.	Pike Electric Corp.	Willbros Group Inc.

As described below under “Long Term Incentive Awards,” the Company also uses a subset of the above-listed peers when measuring relative performance, upon which annual bonuses and performance shares are and/or will be dependent. There were no changes to the 2013 peer group as compared to the peer group used for evaluating 2012 compensation decisions.

ELEMENTS OF COMPENSATION

The principle elements of our compensation and benefits package for named executive officers are base salary, an annual bonus opportunity, and long term incentive awards. Each component is designed to contribute to a total compensation package that is competitive and appropriately performance-based, and to create incentives for our named executive officers that coincide with our financial and strategic goals and objectives. In determining the total compensation of the named executive officers, the Compensation Committee considers our operating and financial performance as a whole, as well as each executive’s execution of the responsibilities associated with his or her respective position. The Compensation Committee believes that named executive officer compensation should include a significant company performance-based component. The table below illustrates how the primary components of target executive compensation (base salary, annual bonus target opportunity and long term equity incentive target opportunity) were allocated in 2013.

Base Salary.    We seek to maintain base salaries that are competitive with the marketplace to allow us to attract and retain executive talent without incurring excessive fixed costs. Accordingly, we consider a variety of factors such as salaries of executives in similar positions in our peer group, our executives’ skills, experience, and knowledge; responsibilities required of the executives in their roles, importance of the position to the Company and the difficulty of replacement.

Effective January 1, 2013, four of our named executive officers received salary increases. Decisions regarding individual salary levels were based upon a review of multiple criteria including the peer group market data and the advice of our independent compensation consultant. Additional information regarding individual salary increases is noted below.

Name	FY 2012 Annual Salary	FY 2013 Annual Salary	% Increase over 2012
Jonathan W. Berger	$500,000	$500,000	0.0%
William S. Steckel	$300,000	$303,000	1.0%
Kyle D. Johnson(1)	$250,000	$275,000	10.0%
David E. Simonelli	$327,000	$337,000	3.0%
Maryann A. Waryjas	$300,000	$303,000	1.0%

(1)	Mr. Johnson’s base salary was increased in 2013 to maintain a competitive salary level for the position and as a reflection of the increased role and responsibilities he had been asked to assume.

Annual Bonus Incentive.    The Company’s annual bonus incentive program is designed to be supportive of the Company’s short term operating objectives and to provide reasonably competitive target total annual cash compensation opportunities.

Annual Bonus Plan.    In 2013 and prior years, the Company granted annual bonus incentives pursuant to the Annual Bonus Plan, as amended from time to time. Under the Annual Bonus Plan, certain employees, including each of the Company’s named executive officers, have the opportunity to earn an annual bonus from one of the Company’s annual incentive pools, to the extent such pool funds. Each bonus pool is expressed as the aggregate amount of the target bonuses of all participants in the pool, multiplied by a performance factor ranging from 0-200%, based on the attainment of the pool’s applicable performance measures.

Executive Leadership Performance Bonus Program

Messrs. Berger and Steckel and Ms. Waryjas (collectively, the “Corporate Executives”) participated in the “Executive Leadership Performance Bonus Program” of the Annual Bonus Plan. Performance measures for the Executive Leadership Performance Bonus Program are calculated based on the financial results of the Company as a whole. These three individuals were selected for inclusion in this program because all three of the Corporate Executives had responsibility for the performance of the Company overall, influenced investment decisions and their performance had the ability to impact the chosen performance measures.

For 2013, three performance measures determined funding for the Executive Leadership Performance Bonus Program using the following schedules:

	Corporate Adjusted EBITDA vs. Budget (weighted 33.3%)		Relative EBITDA ROAA (weighted 33.3%)		Relative ROC (weighted 33.3%)
	Performance Level	Funding % Target	GLDD vs. Peer Average	Funding % Target	GLDD vs. Peer Average	Funding % Target
< Threshold	<$ 100.7M	0%	<0.75	0%	<0.75	0%
Threshold	$ 100.7M	50%	=0.75	50%	=0.75	50%
Target	$ 111.9M	100%	=1.00	100%	=1.00	100%
Maximum	>=$ 134.3M	200%	>=1.50	200%	>=1.50	200%

*	Performance between threshold and target and target and maximum are linearly interpolated

Performance Bonus Program

Messrs. Johnson and Simonelli (collectively, the “Dredging Executives”), participated in the “Performance Bonus Program” of the Annual Bonus Plan. Performance measures for the Performance Bonus Program are calculated based solely on the financial results of the dredging segment. For purposes of calculating the Dredging Executives’ bonuses, the rivers & lakes group’s results were not included as neither executive had oversight over or responsibility for this portion of the segment in 2013.

For 2013, two performance measures determined funding for the Performance Bonus Program:

	Dredging Adjusted EBITDA vs. Budget (weighted 50.0%)		Relative EBITDA ROAA (weighted 50.0%)
	Performance Level	Payout % Target	GLDD vs. Peer Average	Payout % Target
< Threshold	<$ 65.5M	0%	<0.75	0%
Threshold	$ 65.5M	50%	=0.75	50%
Target	$ 93.5M	100%	=1.00	100%
Maximum	>=$ 112.2M	200%	>=1.50	200%

*	Performance between threshold and target and target and maximum are linearly interpolated

The following companies are included in the peer group for purposes of measuring relative ROAA and relative ROC: Aegion Corporation (f/k/a Insituform Tech.), Dycom Industries, Granite Construction, Layne Christensen, MasTec, Matrix Service Co., MYR Group, Orion Marine Group, Pike Electric Corp., Primoris Services, Sterling Construction, Team Inc. and Willbros. Group, Inc. The above-listed companies comprise a subset of the peer group used for the independent compensation consultant’s market comparison of executive compensation and represents the same peer group that was used in the 2012 performance share awards for purposes of measuring relative ROAA and ROC.

Actual Corporate Adjusted EBITDA was $67.8 million, which was below the threshold level. Relative EBITDA ROAA versus the peer group average was 0.85 and relative ROC versus the peer group average was -0.18. As a result, the Executive Leadership Performance Bonus Pool funded at 17.6% of target. Actual Dredging Adjusted EBITDA as adjusted by the Compensation Committee was $102.7 million, which was above the threshold and target level and Dredging Relative EBITDA ROAA versus the peer group average was 1.22. As a result, the Performance Bonus Pool funded at 138.5% of target.

The Compensation Committee retains subjective discretion to adjust each of the performance measures as it deems appropriate to further the intents and purposes of the Bonus Plan. Reasons for adjustments could include the effects of unanticipated events that, unless excluded, would be inconsistent with the alignment of the interests of named executive officers with those of our stockholders and to provide financial incentives to named executive officers to effectively implement our business plan and goals. In 2013, the Compensation Committee made the following adjustments to actual Dredging Adjusted EBITDA: (i) increased actual Dredging Adjusted EBITDA for amounts relating to unusual and one-time general and administrative expenses that were not related to the dredging division; (ii) decreased actual Dredging Adjusted EBITDA for a portion of the judgment collected in 2013 for the loss of use of the Dredge New York in 2008, offsetting adjustments made in 2008 following the damage; and (iii) excluded EBITDA related to the Company’s subsidiaries, Amboy Aggregates and New York Sand & Stone. This resulted in a net decrease of actual Dredging Adjusted EBITDA, for pool funding purposes, by an aggregate amount of $985,000.

Decisions regarding actual individual incentive awards were based upon funded amounts for the bonus pool and a qualitative evaluation of the executive’s individual contribution to overall company performance. The Compensation Committee, in its subjective judgment, adjusted the annual bonuses of certain executives based on achievement of certain qualitative goals, as follows:

•

Mr. Berger earned a bonus of 50% of his target. Although the Executive Leadership Bonus Pool funded at only 17.6%, the Compensation Committee exercised its subjective discretion to adjust Mr. Berger’s bonus based on accomplishments in connection with remediation of the material weakness in our demolition segment and execution on the Company’s strategic plan.

•

Mr. Steckel earned a bonus of approximately 115% of his target. Although the Executive Leadership Bonus Pool funded at only 17.6%, the Compensation Committee exercised its subjective discretion to adjust Mr. Steckel’s bonus based on accomplishments in connection with remediation of the material weakness in our demolition segment.

•

Ms. Waryjas earned a bonus of approximately 99% of her target. Although the Executive Leadership Bonus Pool funded at only 17.6%, the Compensation Committee exercised its subjective discretion to adjust Ms. Waryjas’ bonus based on accomplishments in connection with remediation of the material weakness in our demolition segment.

•

Mr. Johnson earned a bonus approximately equal to the pool funding percentage times his target annual bonus amount. The Compensation Committee did not exercise discretion to adjust Mr. Johnson’s bonus.

•

Mr. Simonelli earned a bonus of approximately109% of his target but below the pool funding percentage. The Compensation Committee exercised its subjective discretion to adjust Mr. Simonelli’s annual bonus, although still awarded him a bonus above target.

The table below provides a summary of target individual incentive award opportunities for each of our named executive officers as compared to actual individual incentive awards.

Name	Target Award Opportunity (FY 2013)		Actual Award (FY 2013)	% of Target Opportunity Earned (FY 2013)
	% Salary	$
Jonathan W. Berger	90%	$450,000	$225,000	50.0%
William S. Steckel(1)	50%	$151,500	$175,000	115.5%
Kyle D. Johnson	50%	$137,500	$190,500	138.5%
David E. Simonelli	50%	$168,500	$183,500	108.9%
Maryann A. Waryjas	50%	$151,500	$150,000	99.0%

(1)	Mr. Steckel’s target award opportunity was increased from 40% to 50% in 2013 as a result of an analysis of Mr. Steckel’s target award opportunity relative to our peers and an expansion of Mr. Steckel’s role and responsibilities.

Long Term Incentive Awards.    Long term equity incentive awards are equity awards designed to attract and retain executives, and to strengthen the link between compensation and increased stockholder value. The Board believes that equity awards align the interests of management, employees and our stockholders and motivate and reward achievement of key financial and strategic objectives as well as increases in stockholder value. Long term equity awards are granted in the Compensation Committee’s discretion and may be made under the 2007 Plan in various forms, including restricted stock units, performance shares and/or stock options. The goal of stock options generally is to focus executives on increasing stockholder value through stock price appreciation, and therefore we have emphasized stock options in our grants to named executive officers. Restricted stock units are meant to encourage executive retention and align the interests of management with those of our stockholders while providing a vehicle that complements the attributes of stock options. In 2013, the Company also granted performance shares to the named executive officers responsible for corporate-wide performance, which were intended to more strongly align their long term compensation with Company performance. The Compensation Committee targets a level of long term incentives that results in total direct compensation (base salary plus target bonus plus target long term incentives) that is considered by the Compensation Committee to be appropriate given the factors outlined above.

The Compensation Committee and management regularly monitor the environment in which we operate, and make changes to our equity program to help us meet our goals, including achieving long term stockholder value and attracting, motivating and retaining top talent. The Compensation Committee considers it important to retain a balance between awards that provide incentive value, such as options and performance shares, and awards that provide more retention value, such as time-based restricted stock units. In considering whether to grant restricted stock units, stock options, other types of awards or a combination of awards, the Compensation Committee reviews our overall performance for the prior year, the individual executive’s performance for the prior year, the executives’ level of responsibility, historical award data, compensation practices at peer companies and the value of awards already held by named executive officers.

In May 2013, the Compensation Committee granted long term equity incentive awards of stock options, restricted stock units and performance shares. Further details regarding the equity grants are as follows:

•

Time-Based Stock Option Awards.    Approximately 50% of the total long term incentive grant value for each of Messrs. Berger and Steckel and Ms. Waryjas and approximately 67% of the total long term incentive grant value for each of Messrs. Johnson and Simonelli was awarded in the form of stock options.

•

Restricted Stock Units.    Approximately 25% of the total long term incentive grant value for each of Messrs. Berger and Steckel and Ms. Waryjas and approximately 33% of the total long term incentive grant value for each of Messrs. Johnson and Simonelli for 2013 was awarded in the form of restricted stock units.

•

Performance Shares.    Approximately 25% of the total long term incentive grant value for each of Messrs. Berger and Steckel and Ms. Waryjas under the 2013 program was awarded in the form of performance shares, with vesting ranging from 0%—200% of target based on actual performance. Performance shares granted as part of this program are eligible to vest based on our Relative EBITDA ROAA over a two-year performance period (2013-2014), using the same peer group as used for measuring relative performance in our annual bonus plan (see page 37). The target value for this component is converted to a number of target performance shares based on the closing price of our common stock on the grant date, and assuming a 1.00 Relative EBITDA ROAA. A minimum of an average of 6.0% return on capital for the two-year performance period is also required for the performance shares to be eligible to vest. Any earned shares will vest on the third anniversary of the grant date.

The named executive officers were granted a mix of stock options, restricted stock unit awards and performance shares (as applicable) with total grants and grant-date fair value for the year as follows:

Name	Stock Options		Restricted Stock Units		Target Number of Performance Shares(1)
	# of Options	Grant Date Fair Value	# of Shares	Grant Date Fair Value	# of Shares	Grant-Date Fair Value	Total Target LTI Value
Jonathan W. Berger	97,261	$395,290	24,802	$187,503	24,802	$187,499	$770,293
William S. Steckel	32,420	$131,762	8,267	$62,499	8,267	$62,499	$256,760
Kyle D. Johnson	25,936	$105,410	6,614	$50,002	N/A	N/A	$155,411
David E. Simonelli	43,227	$175,684	11,023	$83,334	N/A	N/A	$259,018
Maryann A. Waryjas	32,420	$131,762	8,267	$62,499	8,267	$62,499	$256,760

(1)	Fair value is set forth as of the grant date.

Other Programs.    The Company believes in adopting other benefit programs that are supportive of business and human resource strategies and that provide for the delivery of equitable value to executives relative to lower level employees. The Company strives to avoid programs that do not support an identifiable business objective.

Accordingly, the named executive officers participate in the same benefits programs that are provided to other employees, including life and medical insurance and 401(k) matching and profit sharing. Our 401(k) plan provides that we will match, dollar for dollar, up to 6% of an employee’s salary and bonus that is contributed to his or her 401(k) account. We also sponsored a 401(k) lost benefit plan for some of our employees, including Messrs. Johnson and Simonelli, which provided an additional payment to employees who were unable to obtain the maximum tax-deferred benefits allowed by our 401(k) plan due to IRS limits under Sections 402(g)(3) and 415(c)(1)(A) of the Tax Code. The 401(k) lost benefit plan provided additional compensation to make up for the lost tax benefit and Company match on the difference of 6% of the executive’s salary and bonus over the maximum contribution allowed by the IRS elective deferral limits. This amount was then grossed up for taxes and paid as cash compensation to the employee.

We also may provide a profit sharing contribution to an employee’s 401(k) account as a percentage (between 0% and 10%) of the employee’s salary. However, the IRS limits the total annual contribution for an employee into a qualified plan. This amount was $51,000 for 2013. For certain officers, including Messrs. Johnson and Simonelli, we provided additional compensation to make up for the lost profit sharing amount which could not be contributed because the officer had achieved the maximum annual contribution amount allowed by the IRS limitations. This amount was also grossed up for taxes and paid as cash to the executive.

In 2014, we replaced the 401(k) lost benefit plan with the Supplemental Savings Plan, a more traditional nonqualified deferred compensation plan that allows our named executive officers to elect to defer salary and bonus compensation and to receive matching and profit sharing contributions in excess of the maximum amounts that they can defer or receive under the 401(k) plan due to IRS limits. Although the Supplemental Savings Plan will be unfunded, participants may elect to notionally invest deferred amounts in most of the investment alternatives that are available under the qualified 401(k) plan. Participants also will elect when to receive distributions of deferred amounts under the Supplemental Savings Plan. No tax gross-ups will be provided to participants under the Supplemental Savings Plan.

Post-Employment Compensation.    As of December 31, 2013, Messrs. Berger, Johnson and Simonelli had written employment agreements which would entitle him to severance benefits depending upon the circumstances of resignation or termination. The Compensation Committee is in the process of negotiating a written employment agreement with Ms. Waryjas and expects to provide Ms. Waryjas with reasonable and market-competitive severance protection in the event of termination of employment under certain circumstances.

The Board and the Compensation Committee believe that retention of key personnel is an important goal, and employment agreements are one vehicle for retaining top talent. Our Board believes the agreements are in our best interest and the best interest of our stockholders, particularly in the context of any potential transaction. The Compensation Committee believes that the severance benefits agreed to in the case of these termination events are reasonable in light of the potential value delivered to stockholders in return. See “Potential Payments Upon Termination or Change in Control” below.

Share Ownership Requirements

To further align management and stockholder interests, three of our named executive officers had a share ownership requirement. The required ownership levels are expressed as a multiple of salary, as summarized in the table below:

Name	Position	Ownership Requirement

Jonathan W. Berger	Chief Executive Officer	4.0x salary

Kyle D. Johnson	Executive Vice President and Chief Operating Officer	1.0x salary

David E. Simonelli	President of Dredging Operations	1.0x salary

All shares of common stock, vested restricted stock units and vested options count towards the ownership requirement. Vested but unexercised options are valued using the Black-Scholes model. The executives must retain all shares of Company stock received as compensation until the ownership requirement is met.

Tax Considerations

Special rules limit the deductibility of compensation paid to our named executive officers. Under Section 162(m) of the Tax Code, the annual compensation paid to our chief executive officer and our three other most highly compensated executive officers, other than our chief financial officer, will be deductible to the extent it does not exceed $1,000,000 or satisfies certain conditions set forth in Section 162(m) relating to qualifying performance-based compensation plans. To qualify as performance-based compensation, the following requirements must be satisfied: (i) the compensation must be subject to achievement of performance goals established by a committee consisting solely of two or more “outside directors,” (ii) the material terms under which the compensation is to be paid, including the performance goals, are approved by a majority of the Company’s stockholders and (iii) except in the case of compensation that is attributable solely to the increase in the value of the stock of the Company, the committee certifies that the applicable performance goals were satisfied before payment of any performance-based compensation is made.

The Company’s intention is for the Compensation Committee to consist solely of “outside directors” as defined for purposes of Section 162(m) of the Tax Code. The goal of the Committee is to structure compensation to take advantage of the exemption under Section 162(m) for qualified performance-based compensation, to the extent practicable. However, the Committee may elect to provide compensation outside those requirements when it deemed appropriate to achieve its compensation objectives. In 2013, no compensation was provided to any named executive officer that exceeded the Section 162(m) exemption.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2013.

The Compensation Committee of the Board:

Jason G. Weiss, Chair

Carl A. Albert

Stephen H. Bittel

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table for Year Ended December 31, 2013

The following Summary Compensation Table presents compensation information for the following five executive officers, who we refer to as our named executive officers elsewhere in this proxy statement:

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Compensation(3)	All Other Compensation(4)	Total
Jonathan W. Berger	2013	$500,000	$—	$375,002	$395,290	$225,000	$171,475	$1,666,767
Chief Executive	2012	$500,000	$—	$475,004	$415,879	$0	$31,975	$1,422,858
Officer	2011	$500,000	$55,000	$499,996	$255,995	$450,000	$32,500	$1,793,491
William S. Steckel(5)	2013	$303,000	$—	$124,997	$131,762	$175,000	$33,500	$768,259
Senior Vice President and Chief Financial Officer	2012	$110,417	$—	$—	$—	$34,500	$13,696	$158,613
Kyle D. Johnson	2013	$275,000	$—	$50,002	$105,410	$190,500	$63,129	$684,041
Executive Vice President and	2012	$250,000	$—	$54,167	$120,144	$95,400	$38,562	$558,273
Chief Operating Officer	2011	$215,200	$—	$28,334	$58,026	$81,000	$47,568	$430,128
David E. Simonelli	2013	$337,000	$—	$83,334	$175,684	$183,500	$101,134	$880,652
President of Dredging	2012	$327,000	$—	$83,334	$184,835	$127,700	$61,533	$784,402
Operations	2011	$327,000	$—	$73,335	$150,183	$120,000	$90,243	$760,761
Maryann A. Waryjas(6)	2013	$303,000	$—	$124,997	$131,762	$150,000	$33,500	$743,259
Senior Vice President, Chief Legal Officer and Corporate Secretary	2012	$125,000	$50,000	$99,997	$—	$34,500	$8,488	$317,985

(1)	Represents the aggregate grant date fair value for restricted stock units and performance shares granted in 2013. The amounts reported in this column are calculated in accordance with FASB ASC Topic 718. The amounts included for the performance shares granted during 2013 are calculated based on the probable outcome of the performance conditions for such awards. If the highest level of performance is achieved for these performance shares, the maximum value of these awards at the grant date would be as follows: Mr. Berger, $375,000, Mr. Steckel, $125,000; and Ms. Waryjas, $125,000. The assumptions used in determining the FASB ASC Topic 718 values are set forth in Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013. See the “Grants of Plan Based Awards Table” on page 47 for more information regarding the restricted stock units and performance shares granted in 2013 to our named executive officers.

(2)	Represents the aggregate grant date fair value for stock options computed in accordance with FASB ASC Topic 718. The grant date fair value is computed using the Black-Scholes option pricing model and includes assumptions about the expected life and stock price volatility. The assumptions used in determining the FASB ASC Topic 718 values are set forth in Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013. See the “Grants of Plan Based Awards Table” on page 47 for more information regarding the stock options granted in 2013 to our named executive officers.

(3)	Represents bonuses paid under the Annual Bonus Plan based upon the achievement performance-based targets. The 2013 bonuses were paid in early 2014. See “Compensation Discussion and Analysis” for further information regarding the 2013 Annual Bonus Plan.

(4)	The dollar value of the amounts shown in this column for 2013 includes the following:

Name	Lost Benefit(a)	Profit Sharing	Matching Contributions to 401(k)	Total
Jonathan W. Berger	$137,975	$18,200	$15,300	$171,475
William S. Steckel	$—	$18,200	$15,300	$33,500
Kyle D. Johnson	$29,629	$18,200	$15,300	$63,129
David E. Simonelli	$67,634	$18,200	$15,300	$101,134
Maryann A. Waryjas	$—	$18,200	$15,300	$33,500

(a)	See the description of the cash compensation for lost benefit in “Compensation Discussion and Analysis.” For Messrs. Johnson and Simonelli, these amounts include $19,359 and $44,191, respectively, related to tax reimbursements on the 401(k) lost benefit. For Mr. Berger, a contribution was made to his Supplemental Savings Plan as follows: $59,643, representing the lost benefit for plan year 2011, and $78,332, representing the lost benefit for plan year 2012.

(5)	Mr. Steckel was appointed Senior Vice President and Chief Financial Officer effective August 20, 2012.

(6)	Ms. Waryjas was appointed Senior Vice President, Chief Legal Officer and Corporate Secretary effective August 1, 2012.

2013 GRANTS OF PLAN-BASED AWARDS TABLE

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (3)		All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)(5)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Options ($)(2)
		Threshold ($)(1)	Target ($)	Maximum ($)	Target (#)	Maximum (#)
Jonathan W. Berger		225,000	450,000	900,000
Options	May 7, 2013							97,261	7.56	395,290
Restricted Stock Units	May 7, 2013						24,802			187,503
Performance Shares	May 7, 2013				24,802	49,603				187,499
William S. Steckel		75,750	151,500	303,000
Options	May 7, 2013							32,420	7.56	131,762
Restricted Stock Units	May 7, 2013						8,267			62,499
Performance Shares	May 7, 2013				8,267	16,534				62,499
Kyle D. Johnson		68,750	137,500	275,000
Options	May 7, 2013							25,936	7.56	105,410
Restricted Stock Units	May 7, 2013						6,614			50,002
David E. Simonelli		84,250	168,500	337,000
Options	May 7, 2013							43,227	7.56	175,684
Restricted Stock Units	May 7, 2013						11,023			83,334
Maryann A. Waryjas		75,750	151,500	303,000
Options	May 7, 2013							32,420	7.56	131,762
Restricted Stock Units	May 7, 2013						8,267			62,499
Performance Shares	May 7, 2013				8,267	16,534				62,499

(1)	As described above, bonus awards under the Annual Bonus Plan are based on the achievement of certain performance metrics. See “Compensation Discussion and Analysis—Components of Total Compensation—Annual Bonus Incentive” for further information regarding the Annual Bonus Plan. For certain of the named executive officers, a percentage of the annual bonus incentive is paid in cash and a percentage is paid in common stock of the Company per the terms of their respective employment agreements: 50% of Mr. Berger’s annual bonus incentive is paid in common stock; 25% of Mr. Johnson’s annual bonus incentive is paid in common stock; and 25% of Mr. Simonelli’s annual bonus incentive is paid in common stock.

(2)	Represents the grant date fair value of the awards computed in accordance with FASB ASC Topic 718. The amounts included in this column for the Performance Shares granted during 2013 are calculated based on the probable satisfaction of the performance conditions for such awards. The assumptions used in determining the FASB ASC Topic 718 values are set forth in Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013.

(3)	Represents the target and maximum payable under Performance Shares based upon Relative EBITDA ROAA and relative ROC over the 2014-2015 performance period. Performance Shares will vest on the third anniversary of the grant. See “Compensation Discussion and Analysis -Components of Total Compensation-Long Term Incentive Awards” for further information regarding Performance Shares.

(4)	Represents time-based restricted stock units described under “Compensation Discussion and Analysis-Components of Total Compensation-Long Term Incentive Award”. Restricted stock units vest in one installment on the third anniversaries of the grant.

(5)	Represents time-based stock option awards described under “Compensation Discussion and Analysis-Components of Total Compensation-Long Term Incentive Awards”. Options vest in three installments on the first, second and third anniversary of the grant.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2013

The following table presents information concerning equity awards made to our named executive officers under our 2007 Plan that had not vested as of December 31, 2013.

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options(#) (Exercisable)	Number of Securities Underlying Unexercised Options(#) (Unexercisable)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Jonathan W. Berger	76,268	38,133	(2)	$5.33	June 27, 2021	100,844	(3)	927,765
	47,268	94,536	(4)	$6.45	June 6, 2022	29,070	(5)	267,444
	—	97,261	(6)	$7.56	May 7, 2023	24,802	(7)	228,178	49,603	(8)	456,348
William S. Steckel		32,420	(6)	$7.56	May 7, 2023	8,267	(7)	76,056	16,534	(8)	152,113
Kyle D. Johnson	11,910	—		$5.41	May 20, 2018	—		—	—		—
	14,549	—		$5.70	May 27, 2020	—		—	—		—
	17,288	8,643	(2)	$5.33	June 27, 2021	5,316	(3)	48,907	—		—
	13,656	27,310	(4)	$6.45	June 6, 2022	8,398	(5)	77,262	—		—
	—	25,936	(6)	$7.56	May 7, 2023	6,614	(7)	60,849	—		—
David E. Simonelli	13,115	—		$5.41	May 20, 2018	—		—	—		—
	23,991	—		$3.82	May 13, 2019	—		—	—		—
	53,059	—		$5.70	May 27, 2020	—		—	—		—
	44,744	22,371	(2)	$5.33	June 27, 2021	13,759	(3)	126,586	—		—
	21,008	42,016	(4)	$6.45	June 6, 2022	12,920	(5)	118,864	—		—
	—	43,227	(6)	$7.56	May 7, 2013	11,023	(7)	101,412	—		—
Maryann A. Waryjas		—		$—	—	4,728	(9)	43,498	—		—
		32,420	(6)	$7.56	May 7, 2023	8,267	(7)	76,056	16,534	(8)	152,113

(1)	Based on the closing price of our common stock of $9.20 on December 31, 2013, as reported on the NASDAQ Global Market.

(2)	Options vest on June 27, 2014.

(3)	Restricted stock units vest on June 27, 2014 for Messrs. Johnson and Simonelli. For Mr. Berger, 53,940 restricted stock units vest on June 27, 2014 and 46,904 restricted stock units vest on June 27, 2015.

(4)	Options vest in two equal installments on June 6, 2014 and June 6, 2015.

(5)	Restricted stock units vest on June 6, 2015.

(6)	Options vest in three equal installments on May 7, 2014, May 7, 2015 and May 7, 2016.

(7)	Restricted stock units vest on May 7, 2016.

(8)	To the extent performance stock units are earned, performance stock units vest on May 7, 2016.

(9)	Restricted stock units vest on December 31, 2014.

OPTION EXERCISES AND STOCK VESTED TABLE

The following table presents information concerning equity awards made to our named executive officers under our 2007 Plan that vested during 2013 and the dollar amounts realized upon vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Jonathan W. Berger	—	—	—	—
William S. Steckel	—	—	—	—
Kyle D. Johnson	—	—	3,684	30,282
David E. Simonelli	—	—	9,019	74,136
Maryann A. Waryjas	—	—	4,728	43,498

(1)	Amounts were determined by multiplying the number of shares acquired upon vesting by the closing price on the day of vesting.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Overview

The following tables describe the estimated payments that would be made to the named executive officers pursuant to an employment agreement (in the case of Messrs. Berger, Johnson and Simonelli) or other plans or individual award agreements in the event of the named executive officer’s termination of employment under the circumstances described below, assuming such termination took place on December 31, 2013. Actual values would reflect specific circumstances at the time of any termination, the plans and provisions effective if and when a termination event occurs and any other applicable factors.

Payment of enhanced benefits is conditioned upon the executive’s execution of a release of claims in favor of the Company and its related entities. In addition to the release, for those executives with employment agreements, the executive must uphold certain restrictive covenants, including non-disclosure of information, non-competition and non-solicitation.

The Berger Agreement—Termination Provisions

Under Mr. Berger’s agreement, if Mr. Berger’s employment is terminated by the Company for “Cause” (defined below) or by Mr. Berger other than for “Good Reason” (defined below), Mr. Berger will be entitled to his base salary and employee benefits through the termination date.

Under Mr. Berger’s agreement, if Mr. Berger’s employment is terminated by the Company without Cause or Mr. Berger leaves for Good Reason, he will receive (i) twelve months of his base pay, less applicable withholdings, payable according to the Company’s scheduled payroll pay dates; (ii) the pro rata portion of his annual bonus for the year of termination, based on actual results, and lost benefit earned through the termination date, paid at the same time as continuing executive bonuses; (iii) twenty-four months of subsidized medical and dental coverage; and (iv) twelve months’ vesting credit for any unvested equity awards.

If Mr. Berger’s employment is terminated without Cause within eighteen months after a Change of Control, he will receive (i) 1.5 times his annual base pay, less applicable holdings, payable in a lump sum; (ii) the pro rata portion of his annual bonus and lost benefit earned for the year of termination; (iii) twenty-four months of subsidized medical and dental coverage; and (iv) eighteen months’ vesting credit for any unvested equity awards.

Mr. Berger’s agreement provides that if he dies or becomes permanently disabled, he will receive eighteen months’ vesting credit for any unvested equity awards. However, under the terms of the long term equity agreements in place at December 31, 2013, Mr. Berger will receive full vesting of his unvested equity awards if he dies or becomes permanently disabled. In addition, if Mr. Berger retires after serving as CEO for at least five years and provided he gives the Company at least twelve months advance notice of his intent to retire, he will receive full vesting of his unvested equity awards.

For purposes of Mr. Berger’s agreement:

“Cause” means: (a) a material breach of the agreement or an established policy of the Company; (b) an act constituting a felony or engagement in unethical or immoral conduct that, in the reasonable judgment of the Board, could injure the integrity, character or reputation of the Company; (c) failure, refusal or inability to perform or habitual neglect of duties and responsibilities following written notice and opportunity to cure; (d) an act of material dishonesty, misconduct or fraud or violation of a fiduciary duty; or (e) failure to reasonably cooperate with any audit or investigation following written notice and opportunity to cure.

“Change of Control” means the occurrence of one or more of the following:

•	Acquisition by a person or entity of 30% or more of the outstanding voting securities of the Company, with certain exceptions;

•	An unapproved change in a majority of the Board members;

•	Certain corporate restructurings, including certain reorganizations, mergers and asset dispositions; or

•	Approval by our stockholders of our complete liquidation or dissolution.

A Change in Control will not be deemed to have occurred under the employment agreement and compensation plans if the named executive officer is part of a purchasing group that consummates the Change in Control transaction.

“Good Reason” means the material diminution of Mr. Berger’s authority, duties or responsibilities provided that Mr. Berger provides the Company with written notice within 90 days of such diminution and the Company failed to cure such diminution within 30 days of receipt of such written notice.

Jonathan W. Berger

Benefit	Termination Without Cause or Resignation due to Good Reason ($)	Voluntary Termination ($)	Death or Disability ($)	Termination Following a Change in Control ($)
Base Salary	500,000	—	—	750,000
Bonus(a)	—	—	—	—
Stock Options(b)	330,730	—	567,056	513,886
Restricted Stock Units(c)	647,275	—	1,142,897	914,719
Health Benefits(d)	—	—	—	—
Total:	1,478,005	—	1,709,953	2,178,605

(a)	The performance period for Mr. Berger’s bonus is the fiscal year. Therefore, a termination event that occurred on the last day of the fiscal year would not result in any additional or accelerated benefits.

(b)	Represents the value of unvested stock options calculated by multiplying the number of shares underlying such options by the difference between the $9.20 per share closing price of our stock on the NASDAQ Global Market on December 31, 2013 and the option exercise price with respect to each option. As of December 31, 2013, Mr. Berger would have received 12 months vesting credit for a termination without cause or a resignation due to good reason, and 18 months vesting credit for a termination without Cause within eighteen months after a change in control or termination as a result of death or disability.

(c)	Represents the value of accelerated unvested restricted stock units calculated by multiplying the number of units of unvested restricted stock held by such named executive officer by the $9.20 per share closing price of our stock on the NASDAQ Global Market on December 31, 2013. As of December 31, 2013, Mr. Berger would have received 12 months vesting credit for a termination without cause or a resignation due to good reason, 18 months vesting credit for a termination without cause following a change in control and full vesting for termination as a result of death or disability.

(d)	In the event of a termination without cause, resignation due to good reason or a termination without cause following a change in control, Mr. Berger is entitled to continued coverage under the Company’s medical and dental plans up to 24 months following the termination date (to the extent he had been provided with coverage prior to the termination date), subsidized by the Company. As of December 31, 2013, Mr. Berger had not elected coverage under the Company’s medical and dental plans.

The Johnson and Simonelli Agreements—Termination Provisions

Under the Johnson and Simonelli agreements, if the executive’s employment is terminated by the Company for “Cause” (defined below) or by the executive other than for “Good Reason” (defined below), the executive will be entitled to his base salary and employee benefits through the termination date.

If either Mr. Johnson or Mr. Simonelli voluntary resigns his employment, then the Company may elect to either: (a) cease all compensation and benefits upon the resignation date, in which case the executive would no longer be subject to the non-competition and non-solicitation covenants included in the agreement; or (b) enforce such covenants for a period of 24 months following termination and provide the executive with a cash severance benefit equal to 18 months base salary and continued coverage under the Company’s medical and dental plans for up to 24 months following termination.

Under the Johnson and Simonelli agreements, if the executive’s employment is terminated by the Company without Cause or the executive leaves for Good Reason, he will receive (i) twenty-four months of his base pay, less applicable withholdings, payable according to the Company’s scheduled payroll pay dates; (ii) the prior year’s annual bonus plus lost benefit earned through the termination date, paid at the same time as continuing executive bonuses; (iii) twenty-four months of subsidized medical and dental coverage; (iv) full vesting credit for any unvested equity awards; and (v) payment of outplacement services of up to $15,000 provided such services are rendered within one year of the executive’s termination.

If the executive’s employment is terminated without Cause within twelve months after a Change of Control, he will receive (i) 2.0 times his annual base pay, less applicable holdings, payable in a lump sum; (ii) the pro rata portion of the prior year’s annual bonus plus lost benefit earned through the termination date; (iii) twenty-four months of subsidized medical and dental coverage; and (iv) full vesting credit for any unvested equity awards.

If Mr. Johnson or Mr. Simonelli dies or becomes permanently disabled, he will receive full vesting credit for any unvested equity awards. In addition, if Mr. Johnson or Mr. Simonelli retires, he will receive full vesting of any of his unvested equity awards.

For purposes of the Johnson and Simonelli agreements:

“Cause” means: (a) a material breach by the executive of the noncompetition and confidentiality provisions of the employment agreement; (b) the commission of a criminal act by the executive against us, including, but not limited to, fraud, embezzlement or theft; (c) the conviction, plea of no contest or nolo contendere, deferred adjudication or unadjudicated probation for any felony or any crime involving moral turpitude; or (d) the executive’s failure or refusal to carry out, or comply with, any lawful directive of our Board of Directors consistent with the terms of the employment agreement which is not remedied within 30 days after receipt of notice from us.

“Change of Control” means the occurrence of one or more of the following:

•	Acquisition by a person or entity of 30% or more of the outstanding voting securities of the Company, with certain exceptions;

•	An unapproved change in a majority of the Board members;

•	Certain corporate restructurings, including certain reorganizations, mergers and asset dispositions; or

•	Approval by our stockholders of our complete liquidation or dissolution.

A Change in Control will not be deemed to have occurred under the employment agreement and compensation plans if the named executive officer is part of a purchasing group that consummates the Change in Control transaction.

“Good Reason” means the material diminution of the executive’s authority, duties or responsibilities provided that the executive provides the Company with written notice within 30 days of such diminution and the Company failed to cure such diminution within 30 days of receipt of such written notice.

Kyle D. Johnson

Benefit	Termination Without Cause or Resignation due to Good Reason ($)	Voluntary Termination ($)(e)	Retirement, Death or Disability ($)	Termination Following a Change in Control ($)
Base Salary	550,000	412,500	—	550,000
Bonus(f)	95,400	—	—	95,400
Stock Options(g)	42,535	—	42,535	42,535
Restricted Stock Units(h)	187,017	—	187,017	187,017
Benefits(i)	33,159	33,159	—	33,159
Outplacement(j)	15,000	—	—	15,000
Total:	923,111	445,659	229,552	923,111

David E. Simonelli

Benefit	Termination Without Cause or Resignation due to Good Reason ($)	Voluntary Termination ($)(e)	Retirement, Death or Disability ($)	Termination Following a Change in Control ($)
Base Salary	674,000	505,500	—	674,000
Bonus(f)	127,700	—	—	127,700
Stock Options(g)	273,012	—	273,012	273,012
Restricted Stock Units(h)	346,858	—	346,858	346,858
Health Benefits(i)	33,159	33,159	—	33,159
Outplacement(j)	15,000	—	—	15,000
Total:	1,469,729	538,659	619,870	1,469,729

(e)	Represents the value of payments made to Messrs. Johnson and Simonelli in the event the Company exercises its rights to enforce the restrictive covenants in each of the executive’s employment agreements.

(f)	The performance period for each of Messrs. Johnson’s and Simonelli’s bonus is the fiscal year. Under each of their employment agreements, they receive one-hundred percent of their prior year’s bonus in the case of a termination without cause or resignation due to good reason and the pro rata percentage of their prior year’s bonus in the case of a change in control.

(g)	Represents the value of unvested stock options calculated by multiplying the number of shares underlying such options by the difference between the $9.20 per share closing price of our stock on the NASDAQ Global Market on December 31, 2013 and the option exercise price with respect to each option. As of December 31, 2013, Messrs. Johnson and Simonelli would have received full vesting credit for a termination without cause, a resignation due to good reason or for a termination without cause following a change in control or termination as a result of death or disability.

(h)	Represents the value of accelerated unvested restricted stock units calculated by multiplying the number of units of unvested restricted stock held by such named executive officer by the $9.20 per share closing price of our stock on the NASDAQ Global Market on December 31, 2013. As of December 31, 2013, Messrs. Johnson and Simonelli would have received full vesting credit for a termination without cause, a resignation due to good reason or for a change in control or termination as a result of death or disability.

(i)	In the event of a termination without cause, resignation due to good reason or a termination without cause following a change in control, each of Messrs. Johnson and Simonelli is entitled to continued coverage under the Company’s medical and dental plans for up to 24 months following the termination date, subsidized by the Company.

(j)	In the event of a termination without cause, resignation due to good reason or a change in control, each of Messrs. Johnson and Simonelli is also entitled to payment of outplacement services of up to $15,000 provided such services are rendered within one year of the executive’s termination without cause or resignation for good reason.

Other Named Executive Officers

While the other named executive officers (Mr. Steckel and Ms. Waryjas) do not have written employment agreements, it is the Company’s expectation that these executives would have been provided with severance payments in line with other executive-level officers upon a qualifying termination of employment as of December 31, 2013. Accordingly, for illustrative purpose, we have quantified the benefits to be paid to Mr. Steckel and Ms. Waryjas, assuming a qualifying termination of employment as of December 31, 2013 and the same severance terms as provided for in Mr. Berger’s agreement. Actual values to be received by Mr. Steckel and Ms. Waryjas upon a qualifying termination of employment would reflect specific circumstances at the time of any termination, the plans and provisions effective if and when a termination event occurs and any other applicable factors.

William S. Steckel

Benefit(k)	Termination Without Cause or Resignation due to Good Reason ($)	Voluntary Termination ($)	Death or Disability ($)	Termination Following a Change in Control ($)
Base Salary	303,000	—	—	454,500
Bonus(l)	—	—	—	—
Stock Options(m)	55,542	—	166,638	111,085
Restricted Stock Units(n)	—	—	76,056	—
Health Benefits(o)	23,162	—	—	23,162
Total:	381,704	—	242,694	588,747

Maryann A. Waryjas

Benefit (k)	Termination Without Cause or Resignation due to Good Reason ($)	Voluntary Termination ($)	Death or Disability ($)	Termination Following a Change in Control ($)
Base Salary	303,000	—	—	454,500
Bonus(l)	—	—	—	—
Stock Options(m)	55,542	—	166,638	111,085
Restricted Stock Units(n)	43,498	—	43,498	43,498
Health Benefits(o)	23,162	—	—	23,162
Total:	425,202	—	286,192	632,245

(k)	The Company’s estimate of the payments reflected in the above tables have assumed severance payments consistent with other executive-level officers and, for purposes of the estimate, have used the multiples reflected in Mr. Berger’s agreement.

(l)	The performance period for the executive’s severance payment is assumed to be the fiscal year. Therefore, a termination event that occurred on the last day of the fiscal year would not result in any additional or accelerated benefits.

(m)	Represents the value of unvested stock options calculated by multiplying the number of shares underlying such options by the difference between the $9.20 per share closing price of our stock on the NASDAQ Global Market on December 31, 2013 and the option exercise price with respect to each option. The Company has assumed that the executives would have received 12 months vesting credit for a termination without cause or a resignation due to good reason, 18 months vesting credit for a termination without cause following a change in control and full vesting for termination as a result of death or disability.

(n)	Represents the value of accelerated unvested restricted stock units calculated by multiplying the number of units of unvested restricted stock held by such named executive officer by the $9.20 per share closing price of our stock on the NASDAQ Global Market on December 31, 2013. The Company has assumed that the executives would have received 12 months vesting credit for a termination without cause or a resignation due to good reason, 18 months vesting credit for a termination without cause following a change in control and full vesting for termination as a result of death or disability.

(o)	In the event of a termination without cause, resignation due to good reason or a termination without cause following a change in control, the Company has assumed that the executives would have received continued coverage under the Company’s medical and dental plans for up to 24 months following the termination date, subsidized by the Company.

PROPOSAL 3—ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, the Board of Directors provides stockholders with the opportunity to cast an annual advisory vote to approve executive compensation. This proposal, commonly known as a “say-on-pay” proposal, gives you the opportunity to endorse or not endorse our fiscal year 2013 executive compensation program and policies for the named executive officers, as follows:

RESOLVED, that the stockholders of Great Lakes Dredge & Dock Corporation approve, on an advisory basis, the compensation of the Company’s named executive officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in the Company’s 2014 annual meeting proxy statement.

The advisory vote on executive compensation is not a vote on our general compensation policies, compensation of our Board of Directors or our compensation policies as they relate to risk management.

We are required to hold the advisory vote on executive compensation at least once every three years. At the Company’s 2011 Annual Meeting of Stockholders, a majority of the shares cast voted, on an advisory basis, to hold future advisory votes on executive compensation on an annual basis. After consideration of the voting results, the Company’s Board of Directors determined that the Company will hold an advisory vote on executive compensation each year until the next required stockholder advisory vote on frequency of executive compensation occurs or until the Board of Directors otherwise determines that a different frequency for advisory votes on executive compensation is in the best interests of stockholders.

Our executive compensation programs are designed to attract, motivate and retain highly qualified executive officers who are able to achieve short term and long term corporate objectives and create stockholder value. The Compensation Committee believes our executive compensation programs reflect a strong pay-for-performance philosophy and are well aligned with our stockholders’ long term interests.

The Compensation Committee and the Board believe our executive compensation programs are effective at incentivizing the achievement of outstanding financial performance and superior returns to stockholders. Our commitment to align executive compensation with Company performance and stockholder interests is exhibited by the Company’s executive compensation decisions during the last 12 months. For example, the Compensation Committee exercised it subjective discretion to adjust annual bonus incentives for certain executives based on achievement of qualitative goals.

Stockholders are urged to read the Compensation Discussion and Analysis section of this Proxy Statement which more thoroughly discusses how our compensation policies and procedures implement our compensation philosophy.

Although the annual advisory stockholder vote on executive compensation is non-binding, the Compensation Committee has considered, and will continue to consider, the outcome of the vote each year when making compensation decisions for our named executive officers. The Compensation Committee, which is comprised of independent directors, values constructive dialogue with our stockholders on executive compensation and other important governance topics and encourages all stockholders to vote their shares on this matter. At our 2013 Annual Meeting of Stockholders, over 98% of the stockholders who voted on the “say-on-pay” proposal voted in favor of the compensation of our named executive officers. The Compensation Committee believes that this vote affirms stockholders’ support of the Company’s approach to executive compensation. Both the Board and Compensation Committee expect to take into account the outcome of this year’s vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

Vote Required and Recommendation

Adoption of this resolution will require the affirmative vote of the majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ADOPTION OF THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND THE RELATED TABULAR AND NARRATIVE DISCLOSURE, SET FORTH IN THIS PROXY STATEMENT.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Family Relationships

Kathleen M. LaVoy presently serves as our Vice President, General Counsel—Dredging Operations and Assistant Secretary. Mrs. LaVoy is the daughter of Douglas B. Mackie, one of our directors. During 2013, Mrs. LaVoy received $241,704 in total compensation in this capacity.

Review, Approval or Ratification of Transactions with Related Persons

Related Party Transaction Policies and Procedures.    All interested transactions with related parties are subject to our Related Party Transaction Policies and Procedures, which are set forth in writing (the “Related Party Transaction Policy”). The Audit Committee is responsible for applying the Related Party Transaction Policy. For purposes of the Related Party Transaction Policy, the terms “interested transaction” and “related parties” are defined as follows:

•

“interested transaction” means any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which:

•	the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year;

•	we are a participant; and

•	any related party has or will have a direct or indirect interest, other than solely as a result of being a director or a less than ten percent (10%) beneficial owner of another entity.

•	“related party” means any:

•

person who is or was, since the beginning of the last fiscal year for which we have filed a Form 10-K and proxy statement, even if they do not presently serve in that role, an executive officer, director or nominee for election as a director;

•	greater than five percent (5%) beneficial owner of our common stock; or

•

immediate family member of any of the foregoing. Immediate family member includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone residing in such person’s home (other than a tenant or employee).

In determining the propriety of an interested transaction with a related party, the Audit Committee will take into account, among other factors it deems important, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

Our Board has delegated to the chairman of the Audit Committee the authority to pre-approve or ratify (as applicable) any interested transaction with a related party in which the aggregate amount involved is expected to be less than $500,000.

The Audit Committee has reviewed the following types of transactions and determined that each such type of transaction shall be deemed to be pre-approved or ratified under the terms of the Related Party Transaction Policy:

•	Employment of executive officers. Any employment by us of an executive officer if:

•

the related compensation is required to be reported in our proxy statement under the compensation disclosure requirements set forth in Item 402 of Regulation S-K under the Exchange Act, which are generally applicable to “named executive officers;” or

•

the executive officer is not an immediate family member of another executive officer or director, the related compensation would be reported in our proxy statement under the compensation disclosure requirements of Item 402 of Regulation S-K if the executive officer was a “named executive officer,” and our Compensation Committee approved (or recommended that our Board approve) such compensation.

•	Director compensation. Any compensation paid to a director if the compensation is required to be reported in our proxy statement under Item 402 of Regulation S-K.

•

Certain transactions with other companies.    Any transaction with another company at which a related party’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than ten percent (10%) of that company’s shares, if the aggregate amount involved does not exceed the greater of $1,000,000 or two percent (2%) of that company’s total annual revenues.

•

Certain charitable contributions.    Any charitable contribution, grant or endowment by us to a charitable organization, foundation or university at which a related party’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the greater of $1,000,000 or two percent (2%) of the charitable organization’s total annual receipts.

•

Transactions where all stockholders receive proportional benefits.    Any transaction where the related party’s interest arises solely from the ownership of our common stock, and all holders of our common stock received the same benefit on a pro rata basis (e.g. dividends).

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2013 regarding the number of securities which could be issued upon the exercise of outstanding options, the weighted average exercise price of those options in the 2007 Plan and the number of securities then remaining for future issuance under the 2007 Plan.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved By Security Holders	3,200,863	(1)	6.00	(2)	1,997,696
Equity Compensation Plans Not Approved By Security Holders	N/A		N/A		N/A
TOTAL	3,200,863	(1)	6.00	(2)	1,997,696

(1)	Includes 673,197 shares of our common stock issuable pursuant to restricted stock units under our 2007 Plan. Restricted stock units represent an unfunded, unsecured right to receive shares of our common stock.

(2)	Because restricted stock units do not have an exercise price, 673,197 shares of our common stock issuable pursuant to restricted stock units under our 2007 Plan are not included in the calculation of weighted average exercise price.

MATTERS RELATED TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP has been appointed by the Audit Committee to be our independent registered public accounting firm for the year ending December 31, 2014. Stockholders are being asked to ratify the appointment of Deloitte & Touche LLP at the Annual Meeting pursuant to Proposal 2 on page 26 of this proxy statement.

Professional Fees

We paid the following professional fees to our independent registered public accounting firm, Deloitte & Touche LLP and its affiliates, for the years ended December 31, 2013 and 2012:

	Paid for the year ended December 31,
	2013	2012
	(in thousands)
Audit Fees(1)	$1,902.2	$1,505.1
Audit-Related Fees(2)	75.0	30.0
Tax Fees(3)	179.4	140.1
All Other Fees(4)	4.0	4.0

Total	2,160.6	1,679.2

(1)	This category includes audit fees for services related to our annual audits of our financial statements and internal controls over financial reporting, and quarterly reviews of our financial statements performed in accordance with accounting standards generally accepted in the United States of America, and services that are normally provided by Deloitte & Touche LLP related to statutory or regulatory filings or engagements.

(2)	This category includes fees related to audit reports issued in a foreign language and matters relating to the restatements of second and third quarter 2012 results.

(3)	This category primarily includes fees for tax advice and return preparation for expatriate employees, tax planning and compliance related to our international operations, and other tax advice related to specific non-routine transactions.

(4)	This category includes subscription fees to an online accounting research tool.

Pre-Approval Policy for Independent Accountant Services

The Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. From time to time, however, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee may also pre-approve services on a case-by-case basis. The Audit Committee may delegate pre-approval authority to one or more of its members. For the year ended December 31, 2013, the Audit Committee pre-approved all such audit and non-audit services, including tax services, provided by the independent registered public accounting firm.

Report of the Audit Committee of the Board of Directors

With respect to 2013, the Audit Committee has:

•	reviewed and discussed the audited financial statements with management;

•

discussed with our independent auditor, Deloitte & Touche LLP, referred to as “Deloitte,” the matters required to be discussed by Auditing Standard No. 16, as amended as adopted by the Public Company Accounting Oversight Board; and

•

received the written disclosures and the letter from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the Audit Committee concerning independence, and has discussed with Deloitte its independence.

Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for 2013.

The Audit Committee of the Board of Directors:

Denise E. Dickins, Chair

Carl A. Albert

Stephen H. Bittel

Peter R. Deutsch

MISCELLANEOUS

Proposals for the 2015 Annual Meeting

Pursuant to federal securities laws, any proposal by a stockholder proposed to be included in our proxy statement for the 2015 Annual Meeting of Stockholders must be received at our principal executive office at 2122 York Road, Oak Brook, Illinois 60523, no later than December 8, 2014. Proposals should be sent to the attention of our Corporate Secretary at our principal executive office. Pursuant to our Bylaws, in order for a stockholder’s nominee for election as a director or any other business to be properly brought before an Annual Meeting of Stockholders, the stockholder must give written notice of such stockholder’s intent to bring a matter before the Annual Meeting no earlier than December 8, 2014, and no later than January 7, 2015. If the 2015 Annual Meeting is called for a date that is not within 30 days of the anniversary of the 2014 Annual Meeting, written notice of such stockholder’s intent to bring a matter before the Annual Meeting must be received not later than the close of business on the tenth day following the date on which the first public disclosure of the date of the Annual Meeting is made. Each such notice should be sent to the attention of our Secretary at our principal executive office, and must set forth certain information with respect to the stockholder who intends to bring such matter before the meeting and the business desired to be conducted, as set forth in greater detail in our Bylaws.

Annual Report

Our Annual Report to Stockholders for the year ended December 31, 2013 is being mailed to stockholders together with this proxy statement. The Annual Report to Stockholders is not part of the soliciting materials.

Availability of Information

This proxy statement is accompanied by our Annual Report, which includes our Form 10-K for the year ended December 31, 2013, which we previously filed with the SEC and which includes audited financial statements. You can obtain any of the documents that we file with the SEC (including an additional copy of our Annual Report on Form 10-K for 2013) by contacting us or the SEC. To obtain documents from us, please direct requests in writing to:

Maryann A. Waryjas

Corporate Secretary

Great Lakes Dredge & Dock Corporation

2122 York Road

Oak Brook, Illinois 60523

We will send you the requested documents without charge, excluding exhibits. In addition, this proxy statement and Annual Report to Stockholders for the year ended December 31, 2013 are available at http://investor.gldd.com.

You may also read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. Copies of such materials also can be obtained at the SEC’s website, www.sec.gov or by mail from the Public Reference Room of the SEC, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.

Other Matters

The Board of Directors knows of no other matters that will be presented for consideration at the 2014 Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

Maryann A. Waryjas

Corporate Secretary

April 7, 2014

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

Vote by Internet or Telephone – QUICK « « « EASY

IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail

GREAT LAKES DREDGE &

DOCK CORPORATION

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on May 6, 2014.

INTERNET/MOBILE – www.cstproxyvote.com
Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

PHONE – 1 (866) 894-0537
Use a touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.
PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE.
MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

 FOLD HERE  •  DO NOT SEPARATE  •  INSERT IN ENVELOPE PROVIDED 

PROXY	Please mark your votes like this	☒

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE DIRECTOR NOMINEES NAMED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3.

1. To elect as directors the two nominees to serve for three-year terms expiring at the 2017 Annual Meeting of Stockholders and to hold office until their respective successors are elected and qualified or until their earlier death, disqualification, resignation or removal;

		FOR the nominees listed to the left	WITHHOLD AUTHORITY to vote for the nominees listed to the left
NOMINEES:	01 Peter R. Deutsch	☐	☐

	02 Nathan D. Leight	☐	☐

	FOR	AGAINST	ABSTAIN
2. To ratify Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2014;	☐	☐	☐
	FOR	AGAINST	ABSTAIN
3. To approve, on a non-binding advisory basis, the Company’s executive compensation; and	☐	☐	☐

4. To transact such other business as may properly come before the Annual Meeting or any adjournments of the Annual Meeting.

Said attorneys and proxies, or their substitutes (or if only one, that one), at said meeting, or any adjournments thereof, may exercise all of the powers hereby given. Any proxy heretofore given is hereby revoked.

Receipt is acknowledged of the Notice of Annual Meeting of Stockholders, the Proxy Statement accompanying such Notice and the Annual Report to Stockholders for the year ended December 31, 2013.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature	Signature	Date	, 2014.

Please sign exactly as the name appears hereon. When signing as attorney, administrator, trustee, or guardian, please give your full title.

 FOLD HERE  •  DO NOT SEPARATE  •  INSERT IN ENVELOPE PROVIDED 

GREAT LAKES DREDGE & DOCK CORPORATION

PROXY

Annual Meeting of Stockholders

May 7, 2014

(Solicited on Behalf of the Board of Directors)

The undersigned stockholder of Great Lakes Dredge & Dock Corporation hereby constitutes and appoints Jonathan W. Berger and Maryann A. Waryjas, each of them acting singly, as the attorney and proxy of the undersigned, with full power of substitution and revocation, to vote for and in the name, place and stead of the undersigned at the 2014 Annual Meeting of Stockholders of Great Lakes Dredge & Dock Corporation, referred to as the “Company,” to be held at the DoubleTree Hotel, 1909 Spring Road, Oak Brook, Illinois 60523 on Wednesday, May 7, 2014 at 9:00 A.M. Central Daylight Time, and at any adjournments thereof, the number of votes the undersigned would be entitled to cast if present.

(Continued, and to be signed, on the reverse side)